SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant☐
Filed by a Party other than the Registrant☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

MANUGISTICS GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      ☑ No fee required.

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MANUGISTICS GROUP, INC.
9715 Key West Avenue
Rockville, Maryland 20850

June 22, 2004

Dear Shareholders:

     It is my pleasure to invite you to the 2004 Annual Meeting of Shareholders of Manugistics Group, Inc. to be held on Thursday, July 22, 2004 at 9:00 a.m., Eastern Daylight Time, at the Marriott Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland.

     Whether or not you plan to attend, and regardless of the number of shares you own, it is important that your shares be represented at the Annual Meeting. You are accordingly urged to complete, sign, date and return your proxy promptly in the enclosed envelope. Your return of a proxy in advance will not affect your right to vote in person at the Annual Meeting.

     I hope that you will attend the Annual Meeting. The officers and directors of the Company look forward to seeing you at that time.

Very truly yours,

Gregory J. Owens Chairman of the Board and Chief Executive Officer

MANUGISTICS GROUP, INC.
9715 Key West Avenue
Rockville, Maryland 20850

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Thursday, July 22, 2004

To our Shareholders:

     The Annual Meeting of Shareholders (the “Meeting”) of Manugistics Group, Inc. (the “Company”) will be held on Thursday, July 22, 2004 at 9:00 a.m. E.D.T. at the Marriott Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland for the following purposes:

1.	to elect two Class III Directors, each for a term of three years and until their respective successors have been elected and qualified;

2.	to approve the Manugistics Group, Inc. 2004 Employee Stock Purchase Plan and authorize the reservation and issuance of up to 3,000,000 shares of Common Stock of the Company thereunder, increasing annually on each December 31 by the lesser of 750,000 shares or 1% of the total outstanding shares of Common Stock on that date;

3.	to ratify the appointment of Deloitte & Touche LLP as independent auditor of the Company for its fiscal year ending February 28, 2005; and

4.	to transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at 5:00 p.m. E.D.T. on June 4, 2004 are entitled to receive notice of and to vote at the Meeting.

     You are invited to attend the Meeting. Please carefully read the attached Proxy Statement for information regarding the matters to be considered and acted upon at the Meeting. We hope that you will attend the Meeting.

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED RETURN POSTAGE-PAID ENVELOPE. No postage need be affixed to the return envelope if mailed in the United States. If you attend the Meeting, you may withdraw your proxy and vote in person by ballot.

By Order of the Board of Directors

Timothy T. Smith Senior Vice President, General Counsel and Secretary

Rockville, Maryland
June 22, 2004

MANUGISTICS GROUP, INC.
9715 Key West Avenue
Rockville, Maryland 20850

PROXY STATEMENT

     This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and Proxy Card are being furnished in connection with the solicitation by the Board of Directors of Manugistics Group, Inc. (the “Company”) of proxies to be voted at the Annual Meeting of Shareholders scheduled to be held on Thursday, July 22, 2004, at 9:00 a.m. E.D.T., at the Marriott Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland, and any adjournment or postponement thereof (the “Meeting”). This Proxy Statement and the enclosed Proxy Card are being furnished on or about June 22, 2004, to all holders of record of the Company’s Common Stock (the “Common Stock”) as of 5:00 p.m. E.D.T. on June 4, 2004. A copy of the Company’s 2004 Annual Report on Form 10-K, including consolidated financial statements for the fiscal year ended February 29, 2004, accompanies this Proxy Statement.

     At the Meeting, shareholders will elect two Class III directors, each to serve for a term of three years (Proposal 1). Shareholders will also act upon proposals to approve the Manugistics Group, Inc. 2004 Employee Stock Purchase Plan and authorize the issuance of up to 3,000,000 shares of Common Stock of the Company thereunder, increasing annually on each December 31 by the lesser of 750,000 shares or 1% of the total outstanding shares of Common Stock on that date (Proposal 2) and to ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year ending February 28, 2005 (Proposal 3).

VOTING SECURITIES AND RECORD DATE

     The Board of Directors has fixed 5:00 p.m. E.D.T. on June 4, 2004 as the record date (the “Record Date”) for determination of shareholders entitled to notice of and to vote at the Meeting. As of the Record Date, there were 82,078,385 shares of Common Stock issued and outstanding and there were no other voting securities of the Company outstanding. The presence at the Meeting, in person or by proxy, of a majority of the outstanding shares of Common Stock, or 41,039,193 shares, shall constitute a quorum for the Meeting. Each outstanding share of Common Stock entitles the record holder thereof to one vote. Abstentions and broker non-votes (where a broker or nominee is not permitted to vote on a matter without specific instructions) are not counted as votes cast on any matter to which they relate, but are counted in determining the presence of a quorum. The election of directors and the ratification of the appointment of Deloitte & Touche LLP are considered routine matters for which brokers may vote without specific instructions. The approval of the Company’s 2004 Employee Stock Purchase Plan is not considered a routine matter for which brokers may vote without specific instructions.

     Election of Directors. Assuming the presence of a quorum, a plurality of the votes cast at the Meeting is required to elect each of the nominees for director. Abstentions and broker non-votes have no effect on the outcome of the election.

     Approval of the 2004 Employee Stock Purchase Plan of Manugistics Group, Inc. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Meeting will be required to approve the Company’s 2004 Employee Stock Purchase Plan and to authorize the reservation and issuance of up to 3,000,000 shares of Common Stock of the Company thereunder, increasing annually on each December 31 by the lesser of 750,000 shares or 1% of the total outstanding shares of Common Stock on that date. Abstentions and broker non-votes have the effect of negative votes.

     Ratification of the Appointment of Independent Auditor. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Meeting will be required to ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year ending February 28, 2005. Abstentions have the effect of negative votes.

VOTING RIGHTS AND SOLICITATION OF PROXIES

     Eligible shareholders of record may vote at the Meeting in person or by means of the enclosed Proxy Card. You may specify your voting choices by marking the appropriate boxes on the Proxy Card. The proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to or at the Meeting, will be voted in accordance with the instructions specified thereon. If you properly sign and return your Proxy Card, but do not specify your choices, your shares will be voted by the proxy holders as recommended by the Board of Directors.

     The Board of Directors encourages you to complete and return the Proxy Card even if you expect to attend the Meeting. You may revoke your proxy at any time before it is voted at the Meeting by giving written notice of revocation to the Secretary of the Company, by submission of a proxy bearing a later date or by attending the Meeting in person and casting a ballot.

     The proxy holders, Gregory J. Owens and Raghavan Rajaji, will vote all shares of Common Stock represented by Proxy Cards that are properly signed and returned by shareholders. The Proxy Card also authorizes the proxy holders to vote the shares represented with respect to any matters not known at the time this Proxy Statement is mailed that may properly be presented for consideration at the Meeting. You must return a signed Proxy Card if you want the proxy holders to vote your shares of Common Stock.

     The cost of soliciting proxies will be borne by the Company. Following the mailing of proxy solicitation materials, proxies may be solicited by directors, officers and employees of the Company and its subsidiaries personally, by telephone or otherwise. Such persons will not receive any fees or other compensation for such solicitation. In addition, the Company will reimburse brokers, custodians, nominees and other persons holding shares of Common Stock for others for their reasonable expenses in sending proxy materials to the beneficial owners of such shares and in obtaining their proxies.

PROPOSAL 1 — ELECTION OF DIRECTORS

     The Second Amended and Restated By-Laws of the Company (the “By-Laws”) provide that the Company’s business shall be managed by a Board of Directors of not fewer than six and not more than nine directors, with the number of directors to be fixed by the Board of Directors from time to time. The number of directors is presently fixed at nine. The By-Laws also provide that the Company’s Board of Directors is divided into three classes: Class I, Class II and Class III, each class being as nearly equal in number as possible. The directors in each class serve terms of three years and until their respective successors have been elected and qualified. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of shareholders for a three-year term.

     On October 24, 2002, William H. Janeway, a partner of Warburg Pincus & Co. and a Vice-Chairman and member of Warburg Pincus LLC, a private equity investment firm, was nominated and appointed as a Class III director pursuant to the request for representation on the Board from Warburg Pincus Private Equity VIII, L.P. (“WP VIII”) as a result of WP VIII’s significant ownership interest in the Company in 2002. In connection with Mr. Janeway’s appointment to the Board, the Company entered into a standstill agreement with WP VIII. Under the agreement, the Company consented to the acquisition by WP VIII and certain of its affiliates of up to 19.9% of the Common Stock and agreed that, for as long as WP VIII and its affiliates beneficially own at least ten percent (10%) of the outstanding shares of Common Stock, the Company would nominate and use its best efforts to have elected to the Board one person designated by WP VIII and reasonably acceptable to the Company. If WP VIII beneficially owns less than ten percent (10%) of the outstanding shares of Common Stock as a result of the sale, transfer or disposition of shares of Common Stock by WP VIII, then upon the request of the Company, WP VIII’s designated member of the Board would be required to resign from the Board. Mr. Janeway is indemnified by WP VIII in connection with his service on the Company’s Board of Directors.

     There are presently three directors in Class I, three directors in Class II and two directors in Class III. The term of the two Class III directors, William H. Janeway and William G. Nelson, will expire at the Meeting. The other six directors will remain in office for the remainder of their respective terms, as indicated below. There is presently one vacancy on the board. Based on the recommendation of the Corporate Governance Committee, the Board of Directors will consider suitable candidates to fill the vacancies. At the request of the Board, the Company has engaged a national search firm to assist the Corporate Governance Committee in identifying a suitable candidate to fill the Class III vacancy on the Board of Directors.

     At the Meeting, two Class III directors are to be elected. Each of the two director nominees, William H. Janeway and William G. Nelson, is presently a director of the Company. Each nominee has consented to being named as a nominee for director of the Company and has agreed to serve if elected. In the event that any nominee should become unavailable or unable to serve as a director prior to the Meeting, the persons named as proxies on the Proxy Card will vote for the person(s) the Board of Directors recommends.

     Candidates for election to the Board of Directors at annual meetings of shareholders are nominated by the Board of Directors. The Corporate Governance Committee is responsible for identifying and recommending nominees for director to the Board of Directors. The Corporate Governance Committee has the authority to hire advisors to assist it in identifying suitable candidates at the Company’s expense. Shareholders may recommend director candidates to the Corporate Governance Committee for consideration in accordance with the procedures set forth in the Company’s Corporate Governance Guidelines. The recommendation must be in writing and set forth the information prescribed in the Corporate Governance Guidelines. The Corporate Governance Committee will accept for consideration only one recommendation from any shareholder or affiliated group of shareholders. The Corporate Governance Committee evaluates each candidate, including candidates recommended to the Corporate Governance Committee by shareholders, according to the candidate’s professional experience, expertise, judgment, personal integrity, independence, ability to devote time and attention to the Board and whether the candidate has any conflicts of interest with the Company. The Corporate Governance Committee may also consider other characteristics that it deems relevant. Shareholders may contact the Corporate Governance Committee by writing c/o the Corporate Secretary of Manugistics Group, Inc., 9715 Key West Avenue, Rockville, Maryland 20850. Manugistics’ Corporate Governance Guidelines, as adopted, are available at www.manugistics.com.

     Shareholders are also entitled to nominate director candidates for the Board of Directors in accordance with the procedures set forth in the By-Laws. Shareholders may nominate candidates for election to the Board of Directors if notice of such nomination is given to the Secretary of the Company 60 days in advance of an annual meeting, if the meeting is to be held on a day within 30 days prior to the anniversary of the preceding year’s annual meeting, or 90 days in advance of the annual meeting if the annual meeting is held on or after the anniversary of the preceding year’s annual meeting. With respect to annual meetings held 30 days or more prior to the anniversary of the preceding year’s annual meeting and special meetings, notice of the nomination must be received no later than the close of business on the tenth day after the public announcement of the date of such meeting. The shareholder’s notice must set forth as to each nominee (i) the nominee’s name, age, and business and residence address, (ii) the nominee’s principal occupation, (iii) the class and number of shares of the Company’s equity securities beneficially owned by the nominee, and (iv) such other information regarding such nominee that is required to be disclosed under the SEC’s proxy rules relating to elections of directors (including the nominee’s written consent to serve if elected). In addition, the notice must give the name and address of the shareholder giving the notice as they appear on the Company’s books and the class and number of shares of the Company’s equity securities beneficially owned by the shareholder.

     Set forth below is certain information regarding each nominee for Class III director, and each Class I and Class II director, each of whose term of office will continue after the Meeting.

Nominees for Class III Directors

     William H. Janeway, 61, has served as a director of the Company since October 2002. Mr. Janeway joined Warburg Pincus, a private investment firm, in 1988 as a Managing Director and has served as Vice Chairman of the firm since January 2001. Mr. Janeway serves on the board of directors of BEA Systems, Inc., an application platform software provider; Indus International, Inc., a provider of integrated enterprise asset management software; and Scansoft, Inc., a provider of digital speech and imaging solutions.

     William G. Nelson, 70, has served as a director of the Company since 1986. Since 1990, Mr. Nelson has served as Chairman of HarrisData Service of Wisconsin, Inc., a provider of business application software to mid-size organizations. Mr. Nelson was Chief Executive Officer of HarrisData Service from 1990 to June 2002. Since June 1999, Mr. Nelson has served as Chairman of the Board of Repository Technologies, Inc., a provider of customer relationship management systems for the software industry. From July 1996 until October 2000, Mr. Nelson served as the Chairman, and, from September 1996 until April 1999, he served as Chief Executive Officer and President, of Geac Computer Corporation Limited, a Canadian provider of enterprise software and systems. Mr. Nelson serves on the board of directors of Geac Computer Corporation Limited, Catalyst International, Inc., a provider of warehouse management software, and HealthGate Data Corp., a provider of healthcare information.

     A plurality of votes cast is required to elect each of the above nominees for election as a Class III director.

     The Board of Directors recommends that shareholders vote FOR the election of each of the nominated Class III Directors.

Class II Directors—To Continue in Office for Terms Expiring in 2006

     Gregory J. Owens, 44, has served as Chairman of the Board of the Company since March 2001 and has served as a director of the Company since June 1999. He has served as Chief Executive Officer of the Company since April 1999, and served as President of the Company from April 1999 through November 2000. From 1997 to April 1999, Mr. Owens served as the Global Managing Partner for the Accenture Supply Chain Practice. Mr. Owens serves on the board of directors of Serena Software, Inc., an enterprise change management software and services company and S1 Corporation, a provider of global enterprise software solutions for financial organizations.

     Joseph H. Jacovini, 63, has served as a director of the Company since 1986. He is a partner in Dilworth Paxson LLP, based in Philadelphia, Pennsylvania, where he has practiced law since 1965. He has served as Chairman of that firm since January 1998, having served as Co-Chairman from 1992 through December 1997. Mr. Jacovini also served as Chairman of that firm’s Corporate Department from 1993 until 1997. Mr. Jacovini has been a Trustee of Drexel University since 1990 and currently serves as Chairman of the Board of Trustees.

     Thomas A. Skelton, 56, has served as a director of the Company since 1992. Since November 1999, Mr. Skelton has been the principal of Skelton & Associates, LLC, through which he serves as an investor in and advisor to computer software and services companies. He served as President and Chief Operating Officer of Cambar Software, Inc. in Charleston, South Carolina from August 1997 to November 1999.

Class I Directors—To Continue in Office for Terms Expiring in 2005

     J. Michael Cline, 44, has served as a director of the Company since 1996 and currently serves as the Company’s Lead Independent Director. Since December 1999, Mr. Cline has served as Managing Partner of Accretive Technology Partners LLC, a private investment firm, which he founded, with a primary focus on enterprise software and business process outsourcing businesses. From 1989 until December 1999, Mr. Cline was a managing member of General Atlantic Partners, LLC (or its predecessor in interest), a private equity investment firm focused on information technology, media and communications investments on a global basis. Mr. Cline serves on the board of directors of Exult, Inc., a provider of outsourced Human Resources Business Processes.

     Lynn C. Fritz, 62, has served as a director of the Company since 1995. Mr. Fritz has been Director General of the Fritz Institute, a disaster relief management firm, since January 2001. From August 2000 to the present, Mr. Fritz has served as Chairman of the Board and Chief Executive Officer of LynnCo Supply Chain Solutions, a provider of solutions that optimize and analyze logistics networks. From 1988 through May 2001, Mr. Fritz served as Chairman and Chief Executive Officer of Fritz Companies, Inc., a global freight forwarding and customhouse brokerage company.

     Kevin C. Melia, 57, has served as a director of the Company since July 2003. Mr. Melia served as Chairman of the Board and Chief Executive Officer of Manufacturer’s Service Ltd. from June 1994 to January 2002 and as Chairman of Manufacturer’s Service Ltd. from January 2002 to January 2003. Mr. Melia serves as Chairman of the board of directors of Iona Technologies PLC, a middleware software company, and Lightbridge Inc., a provider of software products and services for communications providers, and serves on the board of directors of Eircom Group PLC, a telecommunications company, and Radisys Corp., an integration software company.

Compensation of Directors

     The Company pays its non-employee directors an annual retainer of $15,000. Additionally, the Chairman of the Audit Committee receives an annual retainer of $10,000, and the Chairmen of the Company’s other committees each receive an annual retainer of $5,000. Non-employee directors also receive $1,000 for each Board and committee meeting attended. The Company’s Lead Independent Director also receives an annual retainer of $10,000. Directors who are employees of the Company do not receive any compensation for their service on the Board. Directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and its committees.

     In addition, under the Company’s Amended and Restated 1998 Stock Option Plan (the “1998 SOP”), each non-employee director receives annually, commencing with the first annual meeting of shareholders following the date of appointment or election to the Board, an option to purchase 10,000 shares of Common Stock at an exercise price equal to the market price of the Common Stock on the date of grant. Any non-employee director who is appointed or elected to the Board after March 1, 2003 receives an option to purchase 35,000 shares on the date of appointment or election, prorated based on the number of fiscal quarters ending from the date of the appointment or election until the next annual meeting. These options vest quarterly over a five-year period. The 1998 SOP further provides that discretionary grants of options may also be made to non-employee directors.

Governance of the Company

     Board of Directors’ Meetings. During fiscal 2004, the Board of Directors held seven meetings, including four regularly scheduled meetings and three additional meetings. Under the Company’s Corporate Governance Guidelines, the independent members of the Board of Directors are required to meet quarterly, before or after regularly scheduled Board meetings. Directors are expected to attend all regular board meetings in person, absent family or health emergencies or exigent or unavoidable business conflicts. All members of the Board of Directors on the date of the 2003 Annual Meeting attended the 2003 Annual Meeting. No director attended fewer than 75% of the aggregate of (1) the total number of Board meetings held during the period he was a director and (2) the total number of meetings of the board committee or committees on which he served during the period he served on such committee or committees.

     Independence of Directors. Under the Company’s Corporate Governance Guidelines and as required under the listing standards of the NASDAQ Stock Market, the full Board is required to annually assess the independence of the non-management directors of the Board by reviewing the financial and other relationships between the directors and Manugistics. This review is designed to determine whether these directors are independent, as defined under the listing standards of the NASDAQ Stock Market. In general, to be deemed independent, a director must have no material relationship with the Company, directly or indirectly. A relationship is considered material if in the judgment of the Board it would interfere with the Director’s independent judgment. The Board has determined that six of the Company’s seven non-management directors are independent under this standard. The Board made these independence determinations with consideration of the business and other relationships between the Company and members of the Board of Directors, and among directors, disclosed in this Proxy Statement and the Company’s 2003 Proxy Statement. The Board has determined that Mr. Jacovini does not qualify as an independent director, in view of the business relationship between Manugistics and Dilworth Paxson LLP, which provides legal services to the Company and of which Mr. Jacovini is a partner and Chairman. As a result, Mr. Jacovini does not serve on any of the Company’s standing committees. Otherwise, Mr. Jacovini continues to participate fully in the Board’s activities and to provide valuable expertise and advice.

     Shareholder Communications. Under the Company’s Corporate Governance Guidelines, shareholders who wish to communicate with the Board of Directors or any of its committees or directors should address their correspondence to the Board, committee or directors they wish to communicate with, by name or title, c/o the Secretary of Manugistics Group, Inc., 9715 Key West Avenue, Rockville, Maryland 20850. The Secretary of the Company monitors shareholder communications, forwards the shareholder communications to the Board, Board committee or director, as applicable, and facilitates an appropriate response. The Secretary of the Company also keeps the Lead Independent Director apprised of such shareholder communications and the responses to those communications.

     Lead Independent Director and Executive Sessions of Non-management Directors. J. Michael Cline is the Lead Independent Director of the Board of Directors. The Lead Independent Director schedules, develops the agenda for and presides at all meetings of the independent directors and acts as the principal liaison between the independent directors and the Chairman of the Board. In addition, the Lead Independent Director presides at all Board meetings of the Board of Directors at which the Chairman of the Board is not present, approves meeting agendas for the Board and if requested by major shareholders ensures that he is available for consultation and direct communication.

     Board of Directors’ Committees. The Board of Directors has established standing Audit, Compensation and Corporate Governance committees. The membership of each of these standing committees is determined from time to time by the full Board, based on the recommendation of the Corporate Governance Committee. The Board of Directors has adopted written charters for the Audit Committee, the Compensation Committee and the Corporate Governance Committee, which can be found on our web site at www.manugistics.com

     Audit Committee. The Audit Committee, which presently consists of William G. Nelson, Chairman, Kevin C. Melia and Thomas A. Skelton, held fourteen meetings during fiscal 2004. The Board of Directors has determined that all members of the audit committee are “independent” as that term is defined in the applicable Nasdaq listing standards and regulations of the Securities and Exchange Commission. In addition, the Board of Directors has determined that Mr. Nelson and Mr. Melia have the financial experience required by the applicable Nasdaq listing standards and are each an “audit committee financial expert” as defined by applicable regulations of the Securities and Exchange Commission.

     The committee operates under a written charter adopted by the Board of Directors and assists the Board of Directors in fulfilling its oversight responsibilities with respect to the accounting internal controls and financial reporting processes of the Company and audits of the financial statements of the Company. As part of its responsibilities, the committee appoints, determines funding for, oversees (including resolution of disagreements between management and the auditor regarding financial reporting), evaluates and has the authority to replace the Company’s independent auditor. In addition, the committee, in consultation with the independent auditor and senior management, reviews the adequacy and quality of the Company’s financial reporting processes and systems of internal controls. The committee meets with the Company’s independent auditor, with and without management present, to discuss the results of their audits and reviews, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The committee reviews with senior management and, where appropriate, the independent auditor, the financial information contained in the Company’s quarterly earnings releases and quarterly and annual reports (i.e., Forms 10-Q and 10-K), and determines whether to recommend the inclusion of the Company’s audited financial statements in its annual report for filing with the Securities and Exchange Commission.

     The information contained in this Proxy Statement with respect to the Audit Committee charter and the independence of the members of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any prior or subsequent filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates it by reference in such filing.

     Compensation Committee. The Compensation Committee, which presently consists of J. Michael Cline, Chairman, William G. Nelson and William H. Janeway, held six meetings during fiscal 2004. The Board of Directors has determined that all members of the compensation committee are “independent” as that term is defined in the applicable Nasdaq listing standards. The Committee operates under a written charter adopted by the Board of Directors and assists the Board of Directors in fulfilling its responsibilities for matters related to: determination and approval of the compensation and equity incentives and awards for the Company’s chief executive officer and other executive officers; review and making of recommendations to the Board of Directors regarding the

Company’s compensation and equity incentive and award plans, policies and programs; and administration of the Company’s equity incentive and award plans.

     Corporate Governance Committee. The Corporate Governance Committee, which presently consists of Lynn C. Fritz, Chairman, J. Michael Cline and William H. Janeway, held four meeting during fiscal 2004. The Board of Directors has determined that all members of the corporate governance committee are “independent” as that term is defined in the applicable Nasdaq listing standards. The Committee operates under a written charter adopted by the Board of Directors and assists the Board of Directors in fulfilling its responsibilities for matters related to the governance of the Company and also serves as the nominating committee of the Board of Directors. As part of its responsibilities, the committee monitors and reviews emerging corporate governance issues and principles and relevant regulatory developments; recommends rules and processes relating to corporate governance matters to the Board of Directors; recommends to the Board of Directors nominees for election to the Board of Directors, at annual or special meetings of the shareholders of the Company; and recommends, for the approval of the full Board of Directors, candidates to fill vacancies on the Board of Directors.

     Other Corporate Governance Initiatives. The Company’s audit committee established policies and procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters, which policies and procedures can be found on our web site at www.manugistics.com. The Board also approved a code of business conduct and ethics for all employees of our Finance department, including our chief executive officer, chief financial officer and principal accounting officer, known as the Code of Ethics, and a code of business conduct and ethics for all directors, officers and employees, known as the Code of Conduct, both of which can be found on our web site at www.manugistics.com.

OWNERSHIP OF MANUGISTICS GROUP, INC. STOCK

     The following table sets forth certain information, as of May 31, 2004, with respect to the beneficial ownership of shares of Common Stock by (i) each shareholder known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each executive officer named in the Summary Compensation Table appearing below under “Executive Compensation”; and (iv) all executive officers and directors as a group. Except as indicated in the footnotes to the table, the persons and entities named in the table have sole voting and investment power with respect to all shares of Common Stock which they respectively own beneficially. Beneficial ownership is based on 82,086,172 outstanding shares of Common Stock as of May 31, 2004. Under applicable rules promulgated under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner of shares of Common Stock if, among other things, he or she directly or indirectly has or shares voting power or investment power with respect to such shares. A person is also considered to beneficially own shares of Common Stock which he or she does not actually own but has the right to acquire presently or within the next sixty (60) days, by exercise of stock options or otherwise.

     The address of each person who is an officer or director of the Company is 9715 Key West Avenue, Rockville, MD 20850.

	Number of Shares	Percent
Name and Address of Beneficial Owner	Beneficially Owned	of Class
Gregory J. Owens (1)	5,664,800	6.46
Jeremy P. Coote (2)	216,667	*
Raghavan Rajaji (3)	362,273	*
Jeffrey L. Holmes (4)	179,638	*
Jean-Claude Walravens (5)	77,587	*
J. Michael Cline (6)	146,800	*
Lynn C. Fritz (7)	176,800	*
Joseph H. Jacovini (8)	220,800	*
William H. Janeway (9)	7,630,200	9.29
Kevin C. Melia (10)	7,000	*
William G. Nelson (11)	332,800	*
Thomas A. Skelton (12)	1,093,783	1.33
William M. Gibson (13)	8,597,900	10.47
Brown Capital Management, Inc. (14)	11,002,922	13.40
Warburg Pincus Private Equity VIII, L.P. (15)	7,619,800	9.28
Directors and executive officers as a group (18 persons)(16)	16,690,632	18.59

*	Less than 1% of the outstanding Common Stock.

(1)	Includes 5,613,500 shares issuable upon exercise of options, 50,000 shares of restricted stock issued under the Company’s stock option plan and 1,300 shares held in an individual retirement plan.

(2)	Includes 216,667 shares issuable upon exercise of options.

(3)	Includes 329,429 shares issuable upon exercise of options and 25,000 shares of restricted stock issued under the Company’s stock option plan.

(4)	Includes 154,638 shares issuable upon exercise of options and, 25,000 shares of restricted stock issued under the Company’s stock option plan.

(5)	Includes 62,587 shares issuable upon exercise of options and, 15,000 shares of restricted stock issued under the Company’s stock option plan. Under the terms of the restricted stock purchase agreement between Mr. Walravens, a Belgian citizen, and the Company, the restricted stock, none of which is currently vested, does not carry voting rights until vested.

(6)	Includes 146,800 shares issuable upon exercise of options.

(7)	Includes 176,800 shares issuable upon exercise of options.

(8)	Includes 152,128 shares issuable upon exercise of options, 2,672 shares held by his wife and 36,000 shares held in an individual retirement plan.

(9)	Includes 10,400 shares issuable upon exercise of options held by Mr. Janeway and a total of 7,619,800 shares held by Warburg Pincus Private Equity VIII, L.P, including three related limited partnerships (“WP VIII”). Warburg Pincus & Co. is the sole general partner of WP VIII. WP VIII is managed by Warburg Pincus LLC. The address of the Warburg Pincus entities is 466 Lexington Avenue, New York, NY 10017. Mr. Janeway disclaims beneficial ownership of the shares held by WP VIII.

(10)	Includes 7,000 shares issuable upon exercise of options.

(11)	Includes 116,800 shares issuable upon exercise of options and 216,000 shares held with his wife.

(12)	Includes 178,800 shares issuable upon exercise of options, 495,405 shares held jointly with his wife and 96,299 shares held in a family limited partnership.

(13)	Includes 18,000 shares issuable upon exercise of options, 676,000 shares held by his wife, 510,000 shares held in a non-profit corporation, with respect to which Mr. Gibson shares voting and dispositive control, and 7,393,900 shares held in a family limited partnership. Mr. Gibson serves as the sole general partner of the limited partnership and, in such capacity, has sole voting and dispositive control of the shares held in the partnership. Mr. Gibson’s address is 780 Godfrey Road, Villanova, PA 19085.

(14)	Based on an Amendment to Schedule 13G filed with the Securities and Exchange Commission on February 11, 2004, by Brown Capital Management, Inc., an investment advisor. Includes 11,002,922 shares owned by various investment advisory clients of Brown Capital Management, Inc., which is deemed to be a beneficial owner of those shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, due to its discretionary power to make investment decisions over such shares for its clients and its ability to vote 5,980,857 of such shares. In all cases, persons other than Brown Capital Management, Inc. have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of the shares and no individual client holds more than five percent of the class. The address of Brown Capital Management, Inc. is 1201 N. Calvert Street, Baltimore, Maryland 21202.

(15)	The shareholder is WP VIII. Warburg Pincus & Co. is the sole general partner of WP VIII. WP VIII is managed by Warburg Pincus LLC. The address of the Warburg Pincus entities is 466 Lexington Avenue, New York, NY 10017.

(16)	Includes 7,696,884 shares issuable upon exercise of options and 160,000 shares of restricted stock issued under the Company’s stock option plan.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth summary information regarding compensation paid or accrued by the Company for services during fiscal years 2004, 2003 and 2002 to the Company’s Chief Executive Officer and each of the four most highly compensated executive officers other than the Chief Executive Officer whose individual total salary and bonus on an annual basis exceeded $100,000 for fiscal 2004 (the “Named Executives”). Mr. Coote joined the Company during fiscal 2004; accordingly, the annual compensation reported for him in fiscal 2004 is for a partial year. Mr. Walravens was not an executive officer at any time during fiscal 2002.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
				Other	Awards
				Annual	Restricted	Securities
				Compen-	Stock	Underlying		All Other
Name and Principal Position	Year	Salary	Bonus	sation	Award(s)	Options (#)		Compensation
Gregory J. Owens	2004	$360,625	—	$111,768 (1)	$319,000	100,000		$18,584	(2)
Chairman and Chief Executive Officer	2003	358,250	—	114,246 (3)	—	150,000		3,219	(4)
	2002	351,563	$285,939	173,632 (5)	—	1,000,000		7,831	(6)

Jeremy P. Coote	2004	$195,423	$77,344	—	—	1,400,000		—
President

Raghavan Rajaji	2004	$264,458	$25,000	—	$163,575	345,429	(7)	$11,439	(8)
Executive Vice President and Chief Financial Officer	2003	262,717	—	—	—	60,000		6,093	(9)
	2002	257,813	135,000	—	—	75,000		70,010	(10)

Jeffrey L. Holmes	2004	$211,375	$50,000	—	$159,500	68,000	(11)	$13,357	(12)
Executive Vice President, President of Government,	2003	195,843	—	—	—	60,000		4,676	(13)
Aerospace and Defense Operations	2002	192,188	132,500	—	—	85,000		3,944	(14)

Jean-Claude Walravens	2004	$223,943	$60,356	—	$95,700	165,087	(15)	$67,321	(16)
Senior Vice President, President of European Operations	2003	175,158	98,328	—	—	50,000	(17)	$12,476	(18)

* All amounts shown for usage of a charter plane are calculated using the incremental cost basis to the Company. The amount for usage of a charter plane for fiscal 2002 was previously calculated and reported for all employees in our 2002 proxy statement using the taxable amount attributed to the employee as determined under an IRS formula (Reg. 1.61-21(g)) that is based on Standard Industry Fare Level (SIFL) flight mileage rates, a terminal charge and the weight of the aircraft. The taxable amount attributed to Mr. Owens, as disclosed in our 2002 proxy statement, was $72,314, and is $42,876 and $32,458 for fiscal 2003 and 2004, respectively. All employee taxes, including income taxes, payable by employees of the Company for usage of a charter plane have been borne by the employee.

(1)	Includes $99,768 for use of a charter plane fractionally owned by the Company.

(2)	Represents $667 for additional life insurance premiums, $7,265 for additional long-term disability insurance premiums, $7,712 for professional tax and estate planning services and a $2,940 employer contribution to the Company’s 401(k) Plan.

(3)	Includes $87,581 for use of a charter plane leased and/or fractionally owned by the Company.

(4)	Represents $611 for additional life insurance premiums and a $2,608 employer contribution to the Company’s 401(k) Plan.

(5)	Includes $156,032 for use of a charter plane leased or fractionally owned by the Company.

(6)	Represents $657 for additional life insurance premiums, $4,624 for additional long term disability insurance premiums and a $2,550 employer contribution to the Company’s 401(k) Plan.

(7)	Includes 245,429 options granted in connection with the Company’s option exchange program commenced February 10, 2003 (“2003 OEP”).

(8)	Represents $6,609 for additional life insurance premiums, $1,567 for professional tax services and a $3,263 employer contribution to the Company’s 401(k) Plan.

(9)	Represents $3,305 for additional life insurance premiums and a $2,788 employer contribution to the Company’s 401(k) Plan.

(10)	Represents $64,203 for housing and relocation expenses, $3,257 for additional life insurance premiums and a $2,550 employer contribution to the Company’s 401(k) Plan.

(11)	Includes 18,000 options granted in connection with the Company’s 2003 OEP.

(12)	Represents $1,485 for additional life insurance premiums, $8,522 for tax and estate planning services and a $3,350 employer contribution to the Company’s 401(k) Plan.

(13)	Represents $1,355 for relocation expenses, $619 for additional life insurance premiums and a $2,702 employer contribution to the Company’s 401(k) Plan.

(14)	Represents $1,394 for additional life insurance premiums and a $2,550 employer contribution to the Company’s 401(k) Plan.

(15)	Includes 55,087 options granted in connection with the Company’s 2003 OEP.

(16)	Represents $8,025 for additional disability insurance premiums, $4,161 for additional medical/accident insurance premiums and a $55,135 employer contribution to a Company pension plan.

(17)	Includes 30,000 options cancelled in connection with the Company’s 2003 OEP.

(18)	Represents a $12,476 employer contribution to a Company pension plan.

Stock Options

     The following table sets forth certain information concerning the grant of options to the Chief Executive Officer and other Named Executives in fiscal 2004. The Company has not granted any stock appreciation rights (“SARs”).

Option Grants in Last Fiscal Year

							Potential Realizable
			Percent of				Value at
			Total				Assumed Annual Rates
	Number of		Options				Of Stock Price Appreciation
	Securities		Granted to	Exercise			For
	Underlying		Employees	or Base			Option Term
	Options		in Fiscal	Price		Expiration
Name	Granted (#)		Year	($/sh)*		Date	5%	10%
Gregory J. Owens	100,000	(1)	1.90%	$6.545		10/17/13	$411,612	$1,043,104
Jeremy P. Coote	1,000,000	(1)	18.96%	$5.535		6/23/13	3,480,932	8,821,365
	200,000	(2)	3.79%	$5.535		6/23/13	696,186	1,764,273
	200,000	(3)	3.79%	$5.535		6/23/13	696,186	1,764,273
Raghavan Rajaji	100,000	(1)	1.90%	$6.545		10/17/13	411,612	1,043,104
	211,429	(4)	4.01%	$5.550	**	12/13/09	737,964	1,870,147
	6,000	(5)	.11%	$5.550	**	9/13/10	13,538	31,541
	28,000	(6)	.53%	$5.550	**	1/20/10	56,388	129,109
Jeffrey L. Holmes	50,000	(1)	.95%	$6.545		10/17/13	205,806	521,552
	8,000	(4)	.15%	$5.550	**	9/13/10	18,050	42,055
	10,000	(7)	.19%	$5.550	**	12/15/10	23,539	55,226
Jean-Claude Walravens	110,000	(1)	2.09%	$6.545		10/17/13	452,773	1,147,415
	29	(8)	—	$5.550	**	12/06/09	57	130
	30,000	(9)	.57%	$5.550	**	1/02/13	95,552	237,328
	25,029	(10)	.47%	$5.550	**	12/16/09	87,360	221,388
	29	(11)	—	$5.550	**	1/1/12	80	194

*	All options have an exercise price equal to the fair market value of the Common Stock on the date of grant.

**	Granted pursuant to the Company’s 2003 OEP.

(1)	Each option vests in 60 equal monthly installments over a five-year period beginning on November 17, 2004.

(2)	Vests on the earlier to occur of (i) June 23, 2010 or (ii) the last day of the first consecutive four-quarter period following Mr. Coote’s employment with the Company in which the Company achieves an Adjusted Operating Margin (as defined in Mr. Coote’s Option Agreement) of 10% or higher in each quarter.

(3)	Vests on the earlier to occur of (i) June 23, 2010 or (ii) the last day of the first consecutive two-quarter period following Mr. Coote’s employment with the Company in which the Company recognizes and records total revenue, worldwide, of $90 million or more in each quarter.

(4)	Each option vests in four equal annual installments over a four-year period beginning on January 13, 2000.

(5)	Each option vests in four equal annual installments on September 13, 2001-2004.

(6)	Vested in full on date of grant.

(7)	Vests in four equal annual installments on December 15, 2001-2004.

(8)	Vested in four equal annual installments on December 6, 2000-2003.

(9)	Vests in 60 equal monthly installments over a five-year period beginning on February 2, 2003.

(10)	Vested in four equal annual installments on December 16, 2000-2003.

(11)	Vested in full on June 30, 2002.

The following table summarizes the value realized upon exercise of outstanding stock options during fiscal 2004 and the value of the outstanding options held by the Chief Executive Officer and the other Named Executives.

Aggregated Option Exercises in Fiscal 2004 and
Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-the-Money Options at
	Shares Acquired	Value	Year-End		Fiscal Year-End ($) (2)
Name	on Exercise (#)	Realized ($) (1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Gregory J. Owens	—	—	5,395,167	745,833	$10,092,046	$1,254,051
Jeremy P. Coote	—	—	133,333	1,266,667	$236,666	$2,248,334
Raghavan Rajaji	—	—	308,346	167,083	$533,723	$239,632
Jeffrey L. Holmes	87,700	$370,957	136,616	127,584	$75,040	$213,088
Jean-Claude Walravens	—	—	46,920	146,167	$81,701	$180,358

(1)	Computed by multiplying the number of shares of Common Stock acquired upon exercise of options by the difference between (i) the per-share fair market value of the Common Stock on the date of exercise and (ii) the exercise price per share.

(2)	Computed by multiplying the number of options by the difference between (i) the per-share market value of the Common Stock on February 29, 2004 of $7.310 and (ii) the exercise price per share.

Equity Compensation Plan Information

     The following table provides certain information regarding our equity compensation plans as of February 29, 2004. Share amounts are in thousands.

Number of
securities
remaining available
	Number of		for future issuance
	securities to be		under equity
	issued upon	Weighted-average	compensation plans
	exercise of	exercise price of	(excluding
	outstanding	outstanding	securities
	options, warrants	options, warrants	reflected in
	and rights	and rights	column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	11,259	$6.55	6,220
Equity compensation plans not approved by security holders	5,711	7.51	—

Total	16,970	$6.87	6,220

Equity Compensation Plans Not Approved by Securityholders

     The Company grants or has granted stock option awards under the following equity compensation plans that are not approved by the shareholders: the Company’s Amended and Restated 2000 Non-Qualified Stock Option Plan (“2000 SOP”) and four stock option plans with two individuals.

2000 SOP

     The 2000 SOP, as amended, provides for the grant of non-qualified stock options to our employees (and employees of subsidiaries), including directors who are employees. Non-employee directors and consultants may receive nonqualified stock options. As of May 31, 2004, a maximum of 376,056 shares are authorized for issuance under the 2000 SOP. As of May 31, 2004, a total of 376,056 shares of Common Stock are issuable on account of outstanding options under the 2000 SOP. As of May 31, 2004, there were approximately 330 employees and no directors participating in the 2000 SOP. All shares issuable under the 2000 SOP have been registered.

     On July 27, 2001, the Company terminated the 2000 SOP as to all unissued options on that date. No further options will be granted under the 2000 SOP, except that options were granted in exchange for options cancelled under the Company’s 2003 OEP that were originally granted under the 2000 SOP or the Company’s 1996 Fifth Amended and Restated Stock Option Plan were granted under the 2000 SOP. Although terminated as to most new option grants (other than the replacements just mentioned), it continues to govern outstanding grants.

     Administration. The Company’s Compensation Committee administers the 2000 SOP. This committee of the Board of Directors consists of not fewer than two members of the Board, each of whom is a “Non-Employee Director” (as defined in Rule 16b-3 under the Exchange Act). Subject to the terms and conditions and within the limitations of the 2000 SOP, the Compensation Committee may modify outstanding options granted under the 2000 SOP, except that no modification of an option may, without the consent of the optionee, impair any rights under any option theretofore granted under the 2000 SOP, and no modification may, without the consent of shareholders, decrease the exercise price of outstanding options. The Compensation Committee also has the full power to construe and interpret the 2000 SOP and make any determination of fact incident to the 2000 SOP; issue, amend, and rescind rules and regulations relating to the implementation, operation, and administration of the 2000 SOP; delegate authority to the Chief Executive Officer of the Company to grant options within prescribed limits to employees of the Company other than executive officers, and make all other determinations and take all other actions as the Committee may deem necessary or advisable for the administration and operation of the 2000 SOP.

     Price. The exercise price of all stock options granted under the 2000 SOP must be at least equal to the fair market value of the Common Stock on the date of grant.

     Terms and Exercisability. An option will be exercisable at such time or times and subject to such terms and conditions as the Compensation Committee determines at the date of grant. Options may be exercised by an optionee only during the period in which the optionee is employed by the Company or its subsidiaries, except that the Compensation Committee may permit the exercise of any option for any period following the optionee’s termination of employment not in excess of the original term of the option on such terms and conditions as it deems appropriate. If any option is subject to any vesting requirements, the Compensation Committee may provide for the acceleration of the time in which such option may be exercised.

     Option Exercise Payment. The 2000 SOP permits Common Stock purchased upon the exercise of options to be paid (i) in cash or by check, (ii) through a broker-facilitated cashless exercise procedure to the extent permitted by applicable law, or (iii) if approved by the Compensation Committee, by delivery of shares owned by the optionee, provided such shares have been held for at least six months, in each case subject to the Sarbanes-Oxley Act of 2002 or other applicable law.

     Merger or Consolidation. If the Company is the surviving corporation after a merger or consolidation, outstanding awards will pertain to the resulting corporation, subject to adjustments as appropriate to provide that it relates to the consideration a shareholder received. If the Company dissolves, liquidates, or merges or consolidates but does not survive, each option will terminate (unless assumed or replaced by a successor or related company) provided that an optionee must have an opportunity before the transaction or other event to exercise all his then outstanding options. Notwithstanding the foregoing, if an employee is terminated involuntarily without cause within one year after a consolidation or merger in which the Company is not the surviving corporation, all outstanding options (i.e., successor options) will be exercisable for a period of 90 days after such termination, but in no event longer than the original expiration date set forth in the option.

     Adjustment Upon Changes In Capital Structure. If the Company undergoes a change in its capital structure, capitalization or common stock, such as a stock dividend, stock split, recapitalization, merger, consolidation, split-up, combination or exchange of shares or other form of reorganization or any other change affecting the Common Stock, the Board will make such proportionate adjustment, if any, as it may consider appropriate to reflect such change with respect to the maximum number of shares of Common Stock that may be issued under the 2000 SOP, the number of shares of Common Stock subject to any outstanding option, the per share exercise price in respect to any outstanding option, and any other term or condition of any grant affected by any such change.

     Amendment and Termination. The Board of Directors may amend the 2000 SOP at any time. Other than options issued in connection with the Company’s 2003 OEP, no awards were made under the 2000 SOP after July 23, 2001. On July 27, 2001, the Company terminated the 2000 SOP as to all unissued options on that date. No further options will be granted under the 2000 SOP, except that options were granted in exchange for options cancelled under the Company’s 2003 OEP that were originally granted under the 2000 SOP or the Company’s 1996 Fifth Amended and Restated Stock Option Plan were granted under the 2000 SOP. Although terminated as to most new option grants (other than the replacements just mentioned), it continues to govern outstanding grants.

Individual Stock Option Plans

     Individual Stock Option Plans. The Company also has four stock option plans with two individuals that were entered into in connection with those individuals’ employment with the Company. Three of the four plans grant options to the Company’s current Chairman and Chief Executive Officer (the “CEO Plans”), and one plan grants options to the Company’s President (the “President’s Plan”). These plans have not been approved by the shareholders of the Company. The four stock plans contain substantially the same terms and conditions as those of the 2000 SOP. All of the shares issuable under these plans have been registered.

     The options issued under the CEO Plans vest and become exercisable in equal monthly installments over terms of 48 or 60 months. The options issued under the President’s Plan vest and become exercisable upon the earlier to occur of satisfaction of specified performance criteria or seven years. Each of these stock option plans contains change in control rights, which provide that 50% of the option vests immediately upon the occurrence a change in control of the Company, and 100% of the option vests immediately if the employee’s responsibilities are diminished or the employee is constructively terminated following a change in control. A change in control is deemed to have occurred if 51% of the Company’s voting stock is acquired by any person or affiliated group of persons in a single or series of related transactions. Under the terms of the CEO Plans, vesting is accelerated for six monthly installments in the event the employee is terminated without cause by the Company. The period of exercise following such a termination is three months from the date of termination. Under the terms of the President’s Plan, vesting continues for up to twelve months in the event that employment is terminated by the Company without cause or by the President for Good Reason (as defined in the President’s Plan). The period of exercise following such a termination is one month from the date of termination unless extended as provided in the option agreement.

     Each of these four stock option plans provides for a term of ten years, unless sooner terminated. One of the three CEO Plans expires in April 2009 and the other two expire in December 2009. The President’s Plan expires in June 2013.

     As of May 31, 2004, a total of 5,251,000 shares of Common Stock are isssuable under these four stock plans.

Employment Agreements

     The Company entered into employment agreements with Mr. Coote in fiscal 2004, with Messrs. Owens, Rajaji and Walravens in fiscal 2000, in connection with the commencement of their employment with the Company under which each receives a minimum annual base salary. Under the agreements as modified for fiscal 2004, Messrs. Owens, Coote, Rajaji and Walravens are currently respectively eligible for bonuses of up to 133.3%, 150%, 87.3% and 130% of their respective annual base salaries. Sixty-four percent of Mr. Owens’ bonus is based upon the financial performance of the Company, and 36 % is based upon satisfaction of personal award targets. Fifty percent of Mr. Coote’s bonus is based upon the financial performance of the Company and 50% is based on the achievement of sales goals. Fifty percent of Mr. Coote’s bonus based on corporate performance award targets was guaranteed for fiscal 2004. Fifty-eight and one-third percent of Mr. Rajaji’s bonus is based upon the financial performance of the Company and 41 2/3 % is based upon satisfaction of personal award targets. Fifty-four percent of Mr. Walravens’ bonus is based upon the financial performance of the Company and 46% is based on the satisfaction of personal award targets. Under the terms of these agreements, the Company also provides to each of Messrs. Owens, Coote and Rajaji certain benefits, including medical, life and disability insurance, participation in any Company’s employee stock purchase plan, and fringe benefits. These same benefits are also provided to Messrs. Holmes and Walravens.

     Under the respective employment agreements and pursuant to a letter agreement with Mr. Holmes, if the Company terminates the executive’s employment other than for cause, the Company will make severance payments to the executive in the amount of his base salary and benefits during the six-month period, in the case of Messrs. Rajaji and Holmes, and during a twelve-month period, in the case of Messrs. Owens and Coote, commencing on the termination date. The severance payments to the executive will cease if he obtains alternative employment during the severance period. In addition, under the terms of their respective employment agreements the vesting of options granted to Messrs. Owens and Rajaji in their respective employment agreements will continue for a period of up to six months beginning on the date of the termination of the executive’s employment for any reason other than cause. Under the terms of Mr. Coote’s employment agreement, all options granted to him shall continue to vest during the terms he receives severance payments. Mr. Holmes’ letter agreement also provides that on his termination of employment by the Company other than for cause, all options granted to him shall continue to vest during the term he receives severance payments. Some or all of the executive’s options may immediately vest in the event of a change of control of the Company, under the terms of the employment agreement or subsequent option grants.

Report of the Compensation Committee of the Board of Directors on Repricing of Options

     On February 10, 2003, the Company announced a voluntary stock option exchange program for its employees (the “2003 OEP”). The program was initiated due to the concern that because of the decline in the price of Manugistics common stock, many of the Company’s outstanding options had exercise prices that were significantly higher than the then current and recent market prices of Manugistics common stock. As a result, the options previously granted to employees no longer fulfilled their motivation and retention purposes. The offer to exchange existing options was made to provide employees with an incentive to remain with the Company and contribute to the attainment of the Company’s business and financial objectives and the creation of value for the Company’s shareholders.

     Under the program, the Company offered to exchange options to purchase an aggregate of approximately 6.1 million shares of Manugistics common stock held by eligible employees, vested or unvested, that had exercise prices equal to or greater than $7.0001 per share. All employees had the opportunity to exchange existing eligible options for a promise to grant new options at exchange ratios dependent on the exercise price of the exchanged options. Members of the Company’s Board of Directors, including the Company’s Chairman and Chief Executive Officer, were not eligible to participate in the 2003 OEP.

     Under the terms of the 2003 OEP, on March 10, 2003 options to purchase approximately 4.8 million shares of its common stock were accepted for cancellation in exchange for new options to purchase approximately 1.5 million shares of its common stock; and on September 16, 2003, the Company granted approximately 1.2 million new options with an exercise price of $5.5500 per share, the fair market value of a share of the Company’s common stock on the grant date as determined under the Company’s option plans. No replacement options were granted to any employee whose options were cancelled under the 2003 OEP unless that individual was still employed by the Company on the date of grant of the replacement options. The new options have terms and conditions that are substantially the same as those of the cancelled options.

     On February 1, 1999, the Company completed a stock option repricing program in which options to purchase a total of 1.52 million shares of the Company’s Common Stock were repriced to fair market value on that date. Under the repricing program, which had been approved by the shareholders of the Company, outstanding options (other than those held by executive officers and directors) surrendered for repricing were exchanged for an equivalent number of repriced options, and the four year vesting schedule of each option restarted on February 1, 1999.

     The table below provides certain information concerning participants in the 2003 OEP and the 1999 stock option repricing program who were executive officers of the Company at any time on or after February 1, 1999 and the options that were cancelled and repriced, respectively, in those programs.

10-Year Option Repricings

							Length of
			Number of				Original
		Number of	Securities	Market			Option Term
		Securities	Underlying	Price at	Exercise	New	(in years)
		Underlying	New	Time of	Price at	Exercise	Remaining at
		Options	Exchanged	Exchange	Time of	Price	Date of
Name	Date	Exchanged	Options	($/sh)	Exchange	($/sh)	Exchange
Michael F. Christensen*	9/16/03	148,662	59,463	5.5500	11.7813	5.5500	6.25
	9/16/03	10,000	2,857	5.5500	24.9688	5.5500	7.48

Kelly Davis-Stoudt	9/16/03	16,000	3,200	5.5500	40.5000	5.5500	6.99
	2/1/99	5,000	5,000	4.3750	21.1563	4.3750	8.49
	2/1/99	400	400	4.3750	18.0000	4.3750	8.70
	2/1/99	4,000	4,000	4.3750	11.6875	4.3750	9.49

Douglas K. Denlinger*	9/16/03	16,000	3,200	5.5500	40.5000	5.5500	6.99
	9/16/03	10,000	10,000	5.5500	2.4000	5.5500	9.30
	2/1/99	200	200	4.3750	20.6250	4.3750	9.00
	2/1/99	6,000	6,000	4.3750	21.1563	4.3750	8.49
	2/1/99	6,000	6,000	4.3750	11.6875	4.3750	9.49

Andrew J. Hogenson	9.16.03	80,000	16,000	5.5500	40.5000	5.5500	6.99
	9/16/03	40,000	16,000	5.5500	17.3594	5.5500	6.57

Jeffrey L. Holmes	9/16/03	40,000	8,000	5.5500	40.5000	5.5500	6.99
	9/16/03	50,000	10,000	5.5500	48.0625	5.5500	7.25
	2/1/99	2,400	2,400	4.3750	10.6875	4.3750	7.74
	2/1/99	20,000	20,000	4.3750	10.6875	4.3750	7.74
	2/1/99	20,000	20,000	4.3750	21.1563	4.3750	8.49
	2/1/99	20,000	20,000	4.3750	11.6875	4.3750	9.49

Jeffrey T. Hudkins*	9/16/03	80,000	16,000	5.5500	44.1250	5.5500	7.27

Eric Hughey*	2/1/99	1,200	1,200	4.3750	19.5625	4.3750	8.95
	2/1/99	40,000	40,000	4.3750	19.5625	4.3750	8.95
	2/1/99	10,000	10,000	4.3750	11.6875	4.3750	9.49

James J. Jeter	9/16/03	20,000	8,000	5.5500	13.2188	5.5500	6.25
	9/16/03	30,000	6,000	5.5500	40.5000	5.5500	6.99

Jeffrey L. McKinney*	2/1/99	8,000	8,000	4.3750	21.1563	4.3750	8.49
	2/1/99	400	400	4.3750	8.2813	4.3750	8.08
	2/1/99	8,000	8,000	4.3750	20.4063	4.3750	9.08
	2/1/99	8,000	8,000	4.3750	11.6875	4.3750	9.49

Lori Mitchell-Keller	9/16/03	2,100	840	5.5500	17.1094	5.5500	6.58
	9/16/03	50,000	20,000	5.5500	17.3594	5.5500	6.57
	9/16/03	80,000	16,000	5.5500	40.5000	5.5500	6.99
	2/1/99	800	800	4.3750	17.3438	4.3750	8.70
	2/1/99	6,000	6,000	4.3750	11.6875	4.3750	9.49

10-Year Option Repricings
(cont’d)

			Number of
		Number of	Securities	Market			Length of
		Securities	Underlying	Price at	Exercise	New	Original Option
		Underlying	New	Time of	Price at	Exercise	Term (in years)
		Options	Exchanged	Exchange	Time of	Price	Remaining at
Name	Date	Exchanged	Options	($/sh)	Exchange	($/sh)	Date of Exchange
Robert L. Phillips*	9/16/03	130,000	26,000	5.5500	44.1250	5.5500	7.27
	9/16/03	5,919	2,368	5.5500	16.0800	5.5500	4.70

Raghavan Rajaji	9/16/03	370,000	211,429	5.5500	9.4219	5.5500	6.24
	9/16/03	30,000	6,000	5.5500	40.5000	5.5500	6.99
	9/16/03	70,000	28,000	5.5500	18.9063	5.5500	6.35

Timothy T. Smith	9/16/03	172,500	69,000	5.5500	15.6563	5.5500	6.32
	9/16/03	20,000	4,000	5.5500	40.5000	5.5500	6.99
	9/16/03	50,000	20,000	5.5500	18.9063	5.5500	6.35

Jean-Claude Walravens	9/16/03	50	29	5.5500	9.3750	5.5500	6.22
	9/16/03	30,000	30,000	5.5500	2.4000	5.5500	9.30
	9/16/03	43,800	25,029	5.5500	9.3750	5.5500	6.22
	9/16/03	100	29	5.5500	21.6700	5.5500	8.29

*Former employees of the Company.

Compensation Committee
J. Michael Cline, Chairman
William H. Janeway
William G. Nelson

     The information set forth in the following Report of the Audit Committee of the Board of Directors, the Report of the Compensation Committee of the Board of Directors and in the Performance Graph shall not be deemed incorporated by reference into any existing or future filings under the Securities Act or the Exchange Act, which incorporate by reference this Proxy Statement, except to the extent that the Company specifically incorporates such information by reference.

Report of the Audit Committee of the Board of Directors

     The Audit Committee of the Board of Directors of the Company assists the Board of Directors in fulfilling its oversight responsibilities over the Company’s auditing, accounting and financial reporting processes. The Audit Committee is comprised of three independent directors, each of whom meets the criteria for “independence” under applicable Nasdaq listing standards and the regulations of the Securities and Exchange Commission, and operates under a written charter adopted by the Board of Directors, and reviewed by the Audit Committee on an annual basis. The current Audit Committee Charter (which was last amended by the Board of Directors on May 4, 2004), is attached as Appendix A to this Proxy Statement.

     Management has the primary responsibility for the financial statements and the accounting and financial reporting process, including the system of internal controls. The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended February 29, 2004, including a discussion of the applicability and quality of accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee is not providing any expert or special assurance as to the Company’s financial statements.

     The Company’s independent auditor is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed with the Company’s independent auditor the Company’s audited consolidated financial statements for the fiscal year ended February 29, 2004. The Audit Committee is not providing any professional certification as to the independent auditor’s work product.

     In addition, the Audit Committee has discussed with the Company’s independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees,” relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent auditor its independence.

     Based on the Audit Committee’s review of the Company’s audited consolidated financial statements for the fiscal year ended February 29, 2004, and the review and discussions described in the foregoing paragraphs of this report, the Audit Committee recommended to the Board of Directors that such audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2004, for filing with the Securities and Exchange Commission.

Audit Committee
William G. Nelson, Chairman
Kevin C. Melia
Thomas A. Skelton

Report of the Compensation Committee of the Board of Directors on Executive Compensation

     In fiscal 2004, the Compensation Committee of the Board of Directors was directly responsible for the approval and administration of the compensation program for Gregory J. Owens, the Company’s Chief Executive Officer. Mr. Owens’ fiscal 2004 compensation program was reviewed and ratified by the Board of Directors.

     In fiscal 2004, Mr. Owens was responsible for the implementation of the Company’s compensation program for the other executive officers of the Company, including those named in the Summary Compensation Table. The Company’s compensation program for other executive officers was reviewed and approved, in part based on the recommendations made by Mr. Owens, by the Compensation Committee, and was reviewed by the Board of Directors.

     The Compensation Committee was also responsible for the administration of the Company’s equity compensation plans. The Compensation Committee also approved the grant of options and restricted stock to the Chief Executive Officer and the Company’s other executive officers under the Company’s various stock option plans, although it delegated limited authority to the Chief Executive Officer with respect to the grant of stock options to employees who are not executive officers. The Compensation Committee’s approval was based, in part, on grant recommendations made by Mr. Owens. The Compensation Committee consisted of three non-employee directors of the Company, J. Michael Cline, Chairman of the Committee, William H. Janeway and William G. Nelson.

Objectives and Policies

     The objectives of the Company’s executive compensation programs are to:

•	Attract and retain highly qualified executives to lead and manage the Company by providing competitive total compensation packages;

•	Reward executives based on the business performance of the Company and upon individual performance;

•	Provide executives with incentives designed to maximize the long-term performance of the Company and to align further their interests with those of the shareholders of the Company; and

•	Assure that consistent objectives for corporate and individual performance are established and measured.

Compensation of Executive Officers

     In fiscal 2004, the Company’s compensation program for executive officers other than Mr. Owens consisted of cash compensation and the award of stock options and restricted stock. Cash compensation consisted of base salary and cash bonuses awarded based upon the attainment of certain performance award targets or sales revenue goals.

     Base Salary

     Base salaries for executive officers of the Company (including the Chief Executive Officer) have historically been determined by evaluating the responsibilities associated with their respective positions, the experience of the officers, individual performance and by reference to salary surveys and other publicly available compensation data for executive officers with comparable ability and experience at similarly-sized companies in the technology industry. Individual salary increases are reviewed annually and, in fiscal year 2004, the review was based primarily on competitive market forces affecting compensation for executive officers and the Company’s financial performance. At the close of fiscal 2004, there were eleven executive officers, including Mr. Owens.

     In fiscal 2004, annual base salaries and cash bonuses were determined, and stock option awards were recommended to the Compensation Committee, by Mr. Owens for the other executive officers. Base salaries were not increased for the executive officers in fiscal 2004, with the exception of two executive officers whose salaries were increased in connection with promotions to a higher office in fiscal year 2004.

     Cash Bonuses

     Performance Awards. During fiscal 2004, executive officers, other than Mr. Owens, were eligible to receive an annual incentive cash bonus, in amounts ranging up to 150% of the executive officer’s base salary, payable quarterly, based on the corporate performance and personal award targets of the Company. The corporate performance award targets consisted of specific revenue and operational goals to be reached by the Company during the course of the fiscal year. Individual personal incentive award targets consisted of specific operational and revenue goals to be achieved by the executive officer during the course of the fiscal year. These goals were recommended by senior management, approved by the Compensation Committee for purposes of implementing the performance awards and reviewed by the Board of Directors. In formulating the corporate performance award targets, senior management considered, among other factors, growth in the economy as projected by various economists and industry growth expectations as published by AMR Research and others.

     The Company did not achieve its corporate performance award targets for fiscal 2004 and no executive officer received any annual incentive cash bonus for fiscal 2004 based on corporate performance awards targets, with the exception of one executive officer, 50% of whose bonus had been guaranteed during the first year of his employment. Seven executive officers received a portion of their annual incentive cash bonuses for fiscal 2004 based on individual personal award targets. One executive officer also received a small, discretionary bonus.

     Stock Option/ Restricted Stock Awards

     Each other executive officer is also eligible to receive performance awards in the form of stock option grants and restricted stock awards which are recommended by Mr. Owens to the Compensation Committee for approval. In fiscal 2004, Mr. Owens based his recommendations primarily on his evaluation of the performance of such executive officer, competitive market forces affecting executive compensation and on the size of previous option grants to such executive officer, together with the number of options held by executive officers at the beginning of fiscal 2004. These stock option grants and restricted stock awards were also intended to serve as a strong long-term retention incentive. The Compensation Committee approved the stock option grants and restricted stock awards as recommended by Mr. Owens. The Board of Directors reviewed these awards.

Chief Executive Officer’s Compensation and Corporate Performance for Fiscal 2004

     In determining the compensation program of Mr. Owens, the Company’s Chief Executive Officer, including base salary, cash bonuses, stock option grants, and restricted stock awards for fiscal 2004, the Compensation Committee considered specific corporate performance goals, such as profitability, revenue targets and software license revenue growth.

     Base Salary. Mr. Owens’ initial annual base salary was set in fiscal 2000 upon his employment with the Company. His base salary was not increased for fiscal 2004.

     Cash Bonuses. Mr. Owens was eligible to receive an annual incentive cash bonus of up to $500,000, an amount equal to 133% of his annual base salary, based on the corporate performance award targets referred to above and individual personal performance targets. Neither the corporate performance nor Mr. Owens’ personal award targets for fiscal 2004 were met and Mr. Owens did not receive any annual incentive cash bonus for fiscal 2004.

     Stock Option/Restricted Stock Award. In October 2003, as part of an annual equity award program, the Compensation Committee granted to Mr. Owens an option to purchase a total of 100,000 shares of the Company’s common stock and awarded him 50,000 shares of restricted stock in recognition of his substantial efforts to restructure the operations of the Company in response to the severe economic downturn and as an incentive to remain with the Company.

     Except as described above in this report, no specific weight or relative importance was assigned to the various specific factors and detailed compensation information considered respectively by the Committee and Mr. Owens. Accordingly, the Company’s compensation policies and practices relating to base salaries, cash bonuses and stock option and restricted stock awards, including Mr. Owens’, may, to that extent, be deemed informal and subjective.

Stock Option Exchange Offer

     On February 10, 2003, the Company announced a voluntary stock option exchange program for its employees. Members of the Company’s Board of Directors, including the Company’s Chairman and Chief Executive Officer, were not eligible to participate in this program.

     Under the program, on September 16, 2003, the Company granted approximately 1.2 million new options with an exercise price of $5.550 per share, the fair market value of a share of the Company’s common stock on the grant date as determined under the Company’s option plans, of which options to acquire 585,878 shares were issued to executive officers. The new options have terms and conditions that are substantially the same as those of the cancelled options.

Section 162(m)

     Section 162(m) of the Code limits the federal income tax deductibility of compensation paid to the five most highly compensated executive officers of public companies. Under this section of the Code, the Company generally may deduct compensation paid to any such officer to the extent that it does not exceed $1 million during any calendar year or is “performance-based” as defined in Section 162(m). The Compensation Committee expects that the deductibility limit of Section 162(m) will not currently have a significant effect on the Company. Current cash compensation paid to each of the Company’s executive officers is less than $1 million per year and is thus generally fully deductible. Compensation decisions will take the deduction limitation into consideration but will not necessarily be based on full deductibility.

Compensation Committee
J. Michael Cline, Chairman
William H. Janeway
William G. Nelson

Stock Performance Graph

     The following graph compares the cumulative total return to shareholders of the Common Stock with the cumulative total return of the Nasdaq Stock Market (US) Index and of the Nasdaq Computer and Data Processing Stocks Index from February 28, 1999 to the end of the Company’s last fiscal year (February 29, 2004). The graph assumes that the value of the investment in the Common Stock and each index was $100 on February 28, 1999 and that all dividends were reinvested. The Company has not paid any cash dividends on its Common Stock and does not intend to do so in the foreseeable future. The performance graph is not necessarily indicative of future performance.

Agreements with Employees

     All employees of the Company and its subsidiaries, including executive officers, are required to sign a Conditions of Employment Agreement upon joining the Company and its subsidiaries. To the extent permissible by law, this agreement restricts the ability of each of the Company’s employees (other than those employed by the Company in California) to compete with the Company and its subsidiaries during his or her employment with the Company and for a period of twelve months thereafter, and contains certain confidentiality and invention assignment provisions.

Certain Business Relationships

J. Michael Cline

     J. Michael Cline, a director and chairman of the Compensation Committee, holds an indirect 46% interest in Accretive Investors SBIC LP, in which Mr. Owens, the Company’s Chairman and Chief Executive Officer, holds an approximately 1.8% limited partnership interest. Mr. Cline is one of three investment committee members, and the operational managing partner, of Accretive Associates SBIC LLC, the general partner of Accretive Investors SBIC LP. Mr. Owens is current in all of his contributions to Accretive Investors SBIC LP, and has contributed $80,000 of a $1,000,000 commitment to date. Accretive Investors SBIC LP has not made any distributions to date.

     Mr. Cline is also a principal of two funds in which Lynn C. Fritz, a director of the Company, has made passive investments.

William M. Gibson

     Two family members of William M. Gibson, who owns more than five percent (5%) of the outstanding shares of Common Stock and who was formerly a director and executive officer of the Company, are employees of the Company. Mr. Gibson’s brother, Sean Gibson, has been employed as a member of the Company’s sales force since 1985 and received $295,749 in compensation from the Company for the last fiscal year. Mr. Gibson’s brother, Patrick Gibson, has been an employee in the Company’s solutions support group since 1985 and received $81,118 in compensation from the Company for the last fiscal year.

Joseph H. Jacovini

     Joseph H. Jacovini, a director of the Company, is a partner and Chairman of Dilworth Paxson LLP, counsel to the Company.

William H. Janeway

     William H. Janeway, a director of the Company since October 2002, is a director of BEA Systems, Inc. Since 1998, the Company has licensed certain software from BEA Systems which the Company resells as part of its software solutions. Consistent with prior years, total revenues paid by the Company to BEA Systems in fiscal 2004 were significantly less than 5% of the consolidated gross revenues of each company for its last full fiscal year.

Kevin C. Melia

     Kevin C. Melia, a director of the Company since July 2003, is Chairman of the Board of IONA Technologies, Inc. Since 1995, the Company has licensed certain software from IONA Technologies which it uses in the production of Manugistics software. Consistent with prior years, total revenues paid by the Company to IONA Technologies in fiscal 2004 were significantly less than 5% of the consolidated gross revenues of each company for its last full fiscal year.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than ten percent (10%) of the Common Stock (collectively, “Reporting Persons”) to file initial reports of ownership and reports of changes of ownership of the Common Stock with the Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Market. Reporting Persons are required to furnish the Company with copies of all forms that they file under Section 16(a). Based solely upon a review of the copies of such forms received by the Company or written representations from Reporting Persons, the Company believes that, with respect to fiscal year 2004 all Reporting Persons complied with all applicable filing requirements under Section 16(a).

PROPOSAL 2 — TO APPROVE THE MANUGISTICS GROUP, INC. EMPLOYEE STOCK PURCHASE PLAN

     As of May 4, 2004, the Board of Directors (the “Board”) adopted the Manugistics Group, Inc. Employee Stock Purchase Plan (the “ESPP”), and reserved three million (3,000,000) shares of common stock for issuance under the ESPP (increasing annually on each December 31 by the lesser of 750,000 shares or 1% of the total outstanding shares of Common Stock on that date), subject to shareholder approval within 12 months of Board approval.

     The shareholders are being asked to approve the ESPP and the Board’s reservation of shares under the ESPP for the purpose of qualifying such shares for special tax treatment under Section 423 of the Internal Revenue Code.

SUMMARY OF THE ESPP

     The ESPP will provide our employees with an opportunity to become owners of Manugistics through a convenient arrangement for purchasing shares of common stock. If approved by our shareholders, the ESPP will become effective as of August 1, 2004. It replaces the employee stock purchase plan that we previously maintained and that ceased operation in 2003. The following is a summary of the ESPP. For more detailed information, you should read the full text of the ESPP, which is included as Appendix B to this Proxy Statement.

GENERAL

     PURPOSE. The ESPP offers eligible employees the opportunity to purchase shares of our common stock through after-tax payroll withholding. The ESPP is intended to permit our employees to acquire an equity interest in Manugistics thereby providing them with an incentive to work for the growth and success of Manugistics. We may use the funds we receive under the ESPP for any general corporate purpose.

     ELIGIBILITY. All of our employees are eligible to participate in the ESPP, except (i) employees who have not satisfied the waiting period a committee of the Board (the “Committee”) sets at the beginning of the payroll deduction period, (ii) employees who hold more than 5% of our common stock, and (iii) employees of subsidiaries that are excluded from participation. Employees’ benefits will vary depending upon their election as to the level of participation. No non-employee directors are eligible to participate in the ESPP. As of June 9, 2004, there were approximately 865 employees who would be eligible to participate in the ESPP if it had been in effect.

     SHARES AVAILABLE UNDER THE ESPP. If approved, the ESPP would authorize us to issue up to three million (3,000,000) shares of common stock, with automatic annual share increases equal to the lesser of 750,000 shares or 1% of the total outstanding common stock succeeding December 31, from authorized but unissued shares of Manugistics common stock, shares held as treasury stock, and shares purchased on the market. The number of shares we may issue under the ESPP automatically adjusts for stock dividends, stock splits, reclassifications and other changes affecting the common stock.

     ADMINISTRATION. The Committee administers the ESPP. The Committee may delegate this authority, other than with respect to setting payroll deduction periods or determining the price of stock and the number of shares to be offered under the ESPP, to officers or employees of Manugistics. The Committee has the authority and discretion to specify the terms and conditions of stock purchases by employees under the ESPP (within the limitations of the ESPP) and to otherwise interpret and construe the terms of the ESPP and any related agreements. Under the ESPP, the Committee (or the Board) can lengthen or shorten payroll deduction periods, increase the purchase price for shares, or make other administrative adjustments. The ESPP also specifically provides for indemnification of the Committee, other directors, and agents for actions taken with respect to the ESPP.

OPTIONS GRANTED UNDER THE ESPP

     HOW OPTIONS ARE GRANTED. On the first day of each payroll deduction period, a participating employee will automatically receive options to purchase a number of shares of our common stock with money that will be withheld from his or her paycheck. The number of shares available to the participating employee will be determined at the end of the payroll deduction period by dividing (1) the total amount of money withheld during the payroll deduction period by (2) the exercise price for options (as described below). Options granted under the ESPP to employees will be automatically exercised to purchase shares as of the last day of the payroll deduction period, unless the participating employee has, at least 30 days earlier or by such other deadline as the Committee sets, requested that his or her payroll contributions stop. The Committee will determine the treatment of fractional shares. Any cash credited to an employee’s account for a period in which an employee elects not to participate will be distributed to the employee.

     EXERCISE PRICE. The initial exercise price for options under the ESPP will be 85% of the lesser of the fair market value of the common stock as of the first day of the payroll deduction period and as of the last day of that period (using for fair market value the average of the preceding day’s prices). The Committee may increase the exercise price before a payroll deduction period begins and may set different price levels for different post-purchase holding periods. No participant can purchase more than $25,000 worth of our common stock in all payroll deduction periods ending during the same calendar year, measured using the fair market values in effect when each payroll deduction period begins. The closing price of a share of our common stock, as reported on June 9, 2004, was $3.90.

     ELECTION TO PARTICIPATE. To participate in the ESPP, an employee must authorize Manugistics in writing to deduct an amount (not less than 1% nor more than 10% of a participant’s compensation and not more than $25,000 in any year) from his or her pay before the beginning of a given payroll deduction period. The payroll deduction periods will initially be successive fiscal quarters beginning September 1, December 1, March 1, and June 1, with the first period beginning when the Committee determines it should begin. All payroll deductions will be credited to the participant’s account under the ESPP. A participant may not alter the rate of payroll deductions during the payroll deduction period. A participant is treated as electing to participate in each subsequent payroll deduction period following the initial election to participate, unless the participant files a written withdrawal notice at least 30 days before the end of the current payroll deduction period.

     TERMINATION OF PARTICIPATION. Participation in the ESPP terminates when a participating employee’s employment with Manugistics ceases for any reason, the employee withdraws from the ESPP, or the ESPP is terminated. Upon termination of participation, the employee’s outstanding options under the ESPP will immediately terminate and the participant will receive the amount of funds credited to his or her account. A participant’s withdrawal from the ESPP does not prevent the participant from electing to participate in the ESPP during subsequent payroll deduction periods.

     SUBSTANTIAL CORPORATE CHANGE. Upon a sale of substantially all of the assets of Manugistics, a dissolution or liquidation of Manugistics, an acquisition of 80% of the undiluted total voting power of Manugistics, a merger or consolidation of Manugistics with or into another entity, or any other transaction approved by the Board that results in any person’s owning 100% of Manugistics’ voting securities, the ESPP and the offering will terminate and all accumulated funds will be distributed, unless the participant elections are assumed or substituted for such options or grants of options in the successor employer.

     OTHER INFORMATION. All options granted under the ESPP will be evidenced by participation agreements or other approved documentation. The Committee has broad discretion to determine the timing, amount, exercisability, and other terms and conditions of the options granted to employees. No options granted or funds accumulated under the ESPP are assignable or transferable other than by will or in accordance with the laws of descent and distribution. The Committee may impose restrictions on the sale of stock or require that it be held at a particular broker.

AMENDMENT OR TERMINATION OF THE ESPP

     The Board or the Committee may amend or terminate the ESPP at any time and from time to time. Stockholder approval is required for any changes if such approval is required to preserve the ESPP’s status as a plan under Section 423 of the Internal Revenue Code or to comply with stock exchange rules. Absent extension by the Board with stockholder approval, no payroll deduction period will end after May 31, 2014.

TAX CONSEQUENCES

     The following summarizes the material federal income tax consequences of participation in the ESPP. It does not cover employment taxes except as specified, nor does it cover other federal, state, local or foreign tax consequences, if any.

     We designed the ESPP to qualify for the favorable federal income tax treatment provided under Section 423 of the Internal Revenue Code.

     A participant’s withheld compensation will be post-tax. In other words, the participant will be taxed on amounts withheld for the purchase of shares of our common stock as if he or she had instead received his or her full salary or wages. Other than this, no income will be taxable to the participant until disposition of the shares acquired, and the method of taxation will depend upon how long the participant held the shares before disposition.

     If the participant disposes of the purchased shares of common stock more than two years after the beginning of the applicable payroll deduction period and more than one year after the exercise date, or if the participant dies at any time while holding the stock, then the lesser of (a) the excess of the fair market value of the stock at the time of such disposition or death over the purchase price or (b) the discount element (up to 15% of the fair market value) of the stock as of the beginning of the applicable offering period will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Net long-term capital gains for individuals are currently subject to a maximum marginal federal income tax rate that is less than the maximum marginal rate for ordinary income.

     If the participant sells or disposes of the stock before the expiration of either of the holding periods described above (a “disqualifying disposition”), then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The balance of any gain on a sale will be treated as capital gain. Even if the stock is sold for less than its fair market value on the exercise date, the same amount of ordinary income is attributable to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on the exercise date. Any capital gain or loss will be long- or short-term depending on whether the stock has been held for more than one year.

     There are no federal income tax consequences to Manugistics by reason of the grant or exercise of rights under the ESPP. We will, in general, be entitled to a deduction to the extent amounts are taxed as ordinary income to a participant by reason of a disqualifying disposition of the purchased shares of stock, but will not be entitled to a deduction in respect of the ordinary income realized by a participant upon later disposition, or realized upon death. Manugistics’ deduction may be limited under Section 162(m) of the Internal Revenue Code and may be subject to disallowance for failure to report the participant’s income (which could arise if a participant does not notify Manugistics of the sale of stock in a disqualifying disposition).

INCORPORATION BY REFERENCE

     The foregoing is only a summary of the ESPP and is qualified in its entirety by reference to its full text, a copy of which is attached as Appendix B.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Meeting will be required to approve the 2004 Employee Stock Purchase Plan.

     The Board of Directors recommends that shareholders vote FOR the approval of the 2004 Employee Stock Purchase Plan and the reservation of shares for issuance under the 2004 Employee Stock Purchase Plan.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

     The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year ending February 28, 2005, and has further directed that management submit the selection of independent auditor for ratification by the shareholders at the Meeting.

     Deloitte & Touche LLP currently serves as the Company’s independent auditor, and has been the Company’s independent auditor since 1988. Deloitte & Touche LLP’s services to the Company for fiscal 2004 included the audit of the Company’s annual consolidated financial statements, reviews of interim financial statements, services in connection with audits of the Company’s income tax returns, statutory audits of certain foreign subsidiaries and consultation on other matters.

     Representatives of Deloitte & Touche LLP will be present at the Meeting and will be given an opportunity to make a statement. They also will be available to respond to appropriate questions from shareholders. The Audit Committee of the Board of Directors has determined that the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining the independence of Deloitte & Touche LLP with respect to the Company for the fiscal year ended February 29, 2004.

     Shareholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditor is not required by applicable law, or by the Company’s By-laws or other governing documents. However, the Audit Committee of the Board is submitting the appointment of Deloitte & Touche LLP to the shareholders as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain the firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such change would be in the best interest of the Company and its shareholders. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Meeting will be required to ratify the selection of Deloitte & Touche LLP.

     The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditor.

Audit Fees

     The following table presents fees for professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), which includes Deloitte Consulting, for the audit of the Company’s annual financial statements and review of interim financial statements for fiscal years 2003 and 2004, and fees for other services rendered by Deloitte & Touche for fiscal years 2003 and 2004.

	2003	2004
Audit Fees (a)	$1,019,000	$1,145,000
Audit-Related Fees (b)	$266,000	$185,000
Tax Fees (c)	$206,000	$313,000
All Other Fees	$0	$0

Total Fees	$1,491,000	$1,643,000

(a)	Audit Fees for the fiscal years 2003 and 2004 were for all services performed in connection with the audits of the Company’s annual consolidated financial statements, quarterly reviews and statutory audits.

(b)	Audit-Related Fees for the fiscal years 2003 and 2004 were for employee benefit plan audits and consultations concerning financial accounting standards, reporting standards and acquisitions.

(c)	Tax Fees for the fiscal years 2003 and 2004 were for tax compliance, tax planning and tax advice provided to the Company and its foreign subsidiaries.

     In fiscal 2004, the Audit Committee established its current policy regarding pre-approval of all audit and permissible non-audit services provided by our independent auditor. This policy requires (i) the general pre-approval of specified audit, audit-related and tax services on a twelve-month basis up to a specified amount, (ii) specific pre-approval of services not covered by the general pre-approval, including pre-approved services which exceed the pre-approved amount, and prohibits the Company’s independent auditor from providing non-audit services prohibited pursuant to Section 201 of the Sarbanes-Oxley Act of 2002, which includes services such as bookkeeping services, financial systems consulting services and internal audit services.

     Since the May 6, 2003 effective date of the Securities and Exchange Commission rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, all services performed by our independent auditor under engagement were approved by the Audit Committee pursuant to its pre-approval policy, and none was approved pursuant to the de minimis exception to the rules and regulations of the Securities and Exchange Commission on pre-approval.

ADDITIONAL INFORMATION

     The Company has adopted a process called “householding” for mailing the Annual Report on Form 10-K and proxy statement in order to reduce printing costs and postage fees. Householding means that shareholders who share the same last name and address will receive only one copy of the Annual Report on Form 10-K and proxy statement, unless we receive contrary instructions from any shareholder at that address. We will continue to mail a proxy card to each shareholder of record.

     If you prefer to receive multiple copies of the Annual Report on Form 10-K and proxy statement at the same address, we will provide additional copies to you promptly upon request. If you are a shareholder of record, please contact Nate Wallace, Vice President, Investor Relations, at 9715 Key West Avenue, Rockville, Maryland 20850, or at telephone number (301) 255-5327. Eligible shareholders of record receiving multiple copies of the Annual Report and proxy statement can request householding by contacting us in the same manner.

     If you are a beneficial owner, you may request additional copies of the Annual Report on Form 10-K and proxy statement or you may request householding by contacting your broker, bank or nominee.

     Copies of Manugistics’ Annual Report on Form 10-K and the exhibits to the Annual Report on Form 10-K are available at no charge upon request. To obtain copies of the Annual Report on Form 10-K or its exhibits, please contact Nate Wallace, Vice President, Investor Relations, at 9715 Key West Avenue, Rockville, Maryland 20850, or at telephone number (301) 255-5327.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR THE
2005 ANNUAL MEETING OF SHAREHOLDERS

     Shareholder proposals submitted for inclusion in the Proxy Statement for the 2005 Annual Meeting of Shareholders must be received by the Company at the Company’s corporate headquarters address and must be submitted in accordance with the By-Laws and Rule 14a-8 of the Exchange Act on or before February 23, 2005.

     Under the Company’s By-Laws, shareholder proposals which are not submitted for inclusion in the Company’s Proxy Statement for the 2005 Annual Meeting of Shareholders must be received by the Secretary of the Company: (i) 60 days in advance of such meeting if the meeting is to be held on a day which is within 30 days preceding the anniversary of the 2004 Meeting, or (ii) 90 days in advance of such meeting if the meeting is to be held on a day which is on or after the anniversary of the 2004 Meeting. Shareholder proposals not submitted for inclusion in the Company’s proxy statement relating to an annual meeting to be held 30 days or more prior to the anniversary of the preceding year’s annual meeting or relating to a special meeting must be received no later than the close of business on the tenth day following public announcement of the meeting date. All notices must briefly describe the business desired to be brought before the meeting, the shareholder’s name and address as appearing on the Company’s books, the class and number of shares owned and any material interest of the shareholder in such matter.

OTHER BUSINESS

     The Board of Directors does not intend to bring any other matter before the Meeting and does not know of any other business which others will present for consideration at the Meeting. Except as the Board of Directors may otherwise permit, only the business set forth and discussed in the Notice of Annual Meeting of Shareholders and this Proxy Statement may be acted on at the Meeting. If any other business does properly come before the Meeting, the proxy holders will vote on such matters according to their discretion.

By Order of the Board of Directors

Timothy T. Smith
Senior Vice President, General Counsel and Secretary

ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THANK YOU FOR YOUR PROMPT ATTENTION TO THIS MATTER.

APPENDIX A
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
OF MANUGISTICS GROUP, INC.

CHARTER

I.	PURPOSE

The purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the accounting and financial reporting processes of the Company and audits of the financial statements and internal controls over financial reporting of the Company. The Committee’s primary functions are to:

•	Oversee the integrity of the Company’s financial reporting process, internal audit function, and internal control system regarding finance, accounting, legal compliance and ethics that management and the Board of Directors have established.

•	Select, oversee and evaluate the Company’s independent auditor.

•	Facilitate open, ongoing communication among the Company’s independent auditor, financial and senior management and the Board of Directors concerning the Company’s financial, audit and accounting issues and affairs.

Consistent with these functions, the Audit Committee should encourage continuous improvement of, and foster adherence to, the Company’s policies, practices and procedures at all levels.

II.	AUTHORITY

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention or coming to the attention of the Committee as a result of its oversight efforts. The Committee may request any officer or employee of the Company or the Company’s independent auditor to attend a meeting of the Committee or to meet with any members of, or advisors to, the Committee.

The Committee shall have the sole authority to appoint, determine funding for and oversee the independent auditor. The Committee shall also have the authority to engage and determine funding for independent legal, accounting and other advisors as it determines necessary to carry out its duties.

The Committee may form and delegate authority to subcommittees consisting of one or more members (a) to grant pre-approvals of auditing services and non-audit services provided to the Company by the independent auditor or (b) to perform other duties (subject to Board of Directors approval) as appropriate.

III.	MEMBERSHIP REQUIREMENTS

The Committee shall consist of not less than three members, each of whom shall be independent (as defined by all applicable rules and regulations), free from any relationship (including disallowed compensatory arrangements) that, in the opinion of the Board of Directors, would interfere with the exercise of a member’s judgment, not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years and able to read and understand fundamental financial statements at the time of appointment to the Committee. At least one member shall have past employment experience as a CEO, CFO or other senior officer with financial oversight responsibility or background which results in the member’s financial sophistication, and at least one member (who may be the same member) shall qualify as an audit committee financial expert (as that term is defined in SEC disclosure requirements).

IV.	STRUCTURE AND PROCESSES

Appointment of Members, Chairperson. Committee members shall be appointed by the Board of Directors at the annual organizational meeting of the Board of Directors or until their successors shall be duly elected. The Board of Directors shall appoint one member of the Committee to serve as Chairman of the Committee.

Meetings. The Committee shall meet at least eight times annually, or more frequently as circumstances dictate. Four of the regularly scheduled meetings shall be for the purpose of reviewing the Company’s earnings releases and four shall be for the purpose of reviewing the Company’s quarterly and annual exchange act filings. At least four times annually, the scheduled meeting shall conclude with an executive session of the Committee absent members of management and on such terms and conditions as the Committee may elect. The Committee shall meet at least annually, and more often as warranted, with the Chief Executive Officer, the CFO, Director of Internal Audit and the independent auditor in separate executive sessions to discuss any matters that the Committee or any of these parties believes should be discussed privately. The Committee may meet in person or telephonically. Minutes of the meetings of the Committee shall be regularly kept by the Secretary or a person appointed by the Committee to do so.

Conflicts of Interest. In the event that a Committee member faces a potential or actual conflict of interest with respect to a matter before the Committee, that Committee member shall be responsible for alerting the Committee Chairman, or if the affected committee member is the Committee Chairman, shall advise the remaining members of the Committee. In the event that the Committee Chairman, or the remaining members of the Committee, as the case may be, concur that a potential or actual conflict of interest exists, the affected Committee member shall not participate in the matter before the Committee.

V.	RESPONSIBILITIES

The responsibilities of a member of the Committee are in addition to those responsibilities generally pertaining to a member of the Board of Directors. The following actions shall be taken by the Committee in carrying out its oversight responsibilities. These actions are set forth as a guide with the understanding that the actions taken may vary depending on the circumstances.

•	Select, appoint, determine funding for, oversee, evaluate, and, where appropriate, replace the independent auditor, which accountants shall be ultimately accountable to the Board of Directors and the Committee, as representatives of the shareholders of the Company.

•	On an annual basis, ensure receipt of, and review with the independent auditor, a written statement required by Independence Standards Board (ISB) Standard No. 1, as such standard may be modified or supplemented, discuss with the accountants their independence, and take or recommend that the Board of Directors take appropriate action with respect to any disclosed relationships or services that may impact the objectivity and independence of the accountants to satisfy itself that the Company has engaged independent auditor as required by the federal securities acts.

•	Review and pre-approve all audit services and permissible non-audit services to be provided by the independent auditor and the related fees and compensation for such services, which duty may be delegated to one or more designated members of the Committee with any such pre-approval reported to the Committee at its next regularly scheduled meeting.

•	Hold timely discussion with the independent auditor regarding:

(1)	All critical accounting policies and practices,

(2)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor,

(3)	All material written communications between the independent auditor and management including, but not limited to, the management letter, schedule of unadjusted differences, and management representation letter, and

(4)	An analysis of the auditor’s judgment as to the quality of the Company’s accounting principles, setting forth significant reporting issues and judgments made in connection with the preparation of the financial statements

•	Review the performance of the CFO and review and concur in the appointment, replacement, reassignment or dismissal of the CFO.

•	Review with senior management and the independent auditor, at the completion of the annual audit, the following items to be included in the Annual Report on Form 10-K for the last fiscal year and prior to its filing:

(1)	the Company’s annual consolidated financial statements and related footnotes;

(2)	the independent auditor’ audit of the consolidated financial statements and their report thereon;

(3)	any significant changes required in the independent auditor’ examination plan;

•	Recommend to the Board of Directors whether the financial statements should be included in the Annual Report on Form 10-K.

•	Review with the independent auditor, at the completion of the annual audit:

(1)	any serious difficulties or disputes with the CFO or management encountered during the course of the audit and oversee the resolution thereof;

(2)	any other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards including, items set forth in Statement on Auditing Standards No. 61 — Communication with Audit Committees (“SAS 61”) or other such auditing standards that may in time modify, supplement or replace SAS 61, and

(3)	the independent auditor’s attestation and report on management’s assessment of internal controls over financial reporting

•	On an annual basis, in consultation with the independent auditor and senior management, review the adequacy and quality of the Company’s financial reporting processes and system of internal control.

•	At least annually, obtain and review a report by the independent auditor describing:

(1)	the firm’s internal quality control procedures,

(2)	any material issued raised by the most recent internal quality-control review, peer review, or by any inquiry or investigation by governmental or professional authorities, and

(3)	all relationships between the independent auditor and the Company.

•	Prepare an Audit Committee Report for inclusion in all proxy and information statements relating to votes of shareholders. The Audit Committee Report must state whether the Committee:

(1)	has reviewed and discussed the audited consolidated financial statements with management;

(2)	has discussed with the independent auditor the matters required to be discussed by SAS 61, as such standard may be modified or supplemented;

(3)	has received the written disclosures from the independent auditor required by ISB Standard No. 1, as such standard may be modified or supplemented, and has discussed with the accountants their independence;

(4)	has recommended to the Board of Directors, based on the review and discussions referred to in items (l) through (3) above, that the Company’s consolidated financial statements be included in the Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission;

(5)	has adopted a written charter for the audit committee (and include a copy of the Charter as an appendix to the company’s proxy statements at least once every three years); and

(6)	is comprised of independent members.

•	Review with senior management and the independent auditor the financial information contained in the Company’s Quarterly Report on Form 10-Q prior to its filing.

•	Review with senior management and, where appropriate, the Company’s independent auditor, the financial information contained in the Company’s earnings releases, pre-announcements and any other announcements provided to the Committee containing material financial information not previously released, including the appropriateness of non-GAAP financial information.

•	Review and advise on the selection and removal of employees, activities, organizational structure, qualifications of and funding for the internal audit function.

•	Review with senior management and, where appropriate, the Company’s independent auditor, all internal reports to management (or summaries thereof) prepared by the internal audit function.

•	Review with senior management and, where appropriate, the Company’s independent auditor, management’s assessment of internal controls over financial reporting.

•	Review legal and regulatory matters that may have a material impact on the Company’s consolidated financial statements and related compliance policies and programs.

•	Review and discuss with management, and where appropriate, the Company’s independent auditor, other relevant reports or financial information submitted by the Company to any governmental body, or the public, including management certifications as required by Sarbanes-Oxley of 2002, and relevant reports rendered by the independent auditor (or summaries thereof).

•	Review and approve related party transactions.

•	Establish and maintain procedures for the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

•	Set clear hiring policies, compliant with governing laws and regulations, for employees or former employees of the independent auditor.

•	Periodically review and reassess the adequacy of the audit committee charter, at least annually, and recommend to the Board of Directors any necessary amendments as conditions dictate.

•	Undertake such other actions as necessary or appropriate under law, the Company’s charter or By-laws, and the resolutions and other directives of the Board of Directors.

The Committee will report its actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

APPENDIX B
Manugistics Group, Inc.
Employee Stock Purchase Plan

Purpose	The Manugistics Group, Inc. Employee Stock Purchase Plan (the “ESPP” or the “Plan”) provides employees of Manugistics Group, Inc. (the “Company”) and its Eligible Subsidiaries with an opportunity to become owners of the Company through purchasing shares of the Company’s common stock (the “Common Stock”). The Company intends this Plan to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and its terms should be construed accordingly. The Plan is effective as of August 1, 2004.

Eligibility	An Employee whom the Company or an Eligible Subsidiary employs as of the first day of a Payroll Deduction Period (and has employed for such prior waiting period, initially set at 90 days, as the Committee determines) is eligible to participate in the ESPP for that Payroll Deduction Period. However, an Employee may not make a purchase under the ESPP if such purchase would result in the Employee’s owning Common Stock possessing 5% or more of the total combined voting power or value of the Company’s outstanding stock. In determining an individual’s amount of stock ownership, any options to acquire shares of Company Common Stock are counted as shares of stock, and the attribution rules of Section 424(d) of the Code apply.

“Employee” means any person employed as a common law employee of the Company or an Eligible Subsidiary. Employee excludes anyone who, with respect to any particular period of time, was not treated initially on the payroll records as a common law employee, unless the Committee determines that including the person is necessary to preserve tax treatment.

Administrator	A committee of the Board of Directors (the “Board”) of the Company, (the “Committee”), will administer the ESPP. The Committee is vested with full authority and discretion to make, administer, and interpret such rules and regulations as it deems necessary to administer the ESPP (including rules and regulations considered necessary in order to comply with the requirements of section 423 of the Code). Any determination or action of the Committee in connection with administering or interpreting the ESPP will be final and binding upon each Employee, Participant, and all persons claiming under or through any Employee or Participant.

Without shareholder consent and without regard to whether the actions might adversely affect Participants, the Committee (or the Board) may establish and change the Payroll Deduction Periods,

limit or increase the frequency and/or number of changes in the amounts withheld during a Payroll Deduction Period,

establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars,

lengthen or shorten the waiting period before an Employee becomes eligible to participate, so long as the change applies uniformly,

permit payroll withholding in excess of the amount the Participant designated to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections,

specify a smaller discount to the Fair Market Value (i.e. a higher Purchase Price) to apply in connection with a shortened period during which Participants are required to hold the shares after purchase;

establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, delegate its functions (other than those with respect to setting Payroll Deduction Periods or determining the price of stock and the number of shares to be offered under the Plan) to officers or employees of the Company, and establish such other limitations or procedures as it determines in its sole discretion advisable and consistent with the Plan.

The Committee may also increase the price provided in Step 2 under Granting of Options (by decreasing the discount and/or by designating that the price is determined as of either the beginning or the ending date of a Payroll Deduction Period or the higher of both rather than as of the lower) for Payroll Deduction Periods beginning after Committee action.

Payroll	Payroll Deduction Periods are the periods during which the Deduction Company collects payroll deductions for a particular purchase.

Period	Unless the Committee specifies otherwise, the Payroll Deduction Periods will be successive fiscal quarters beginning September 1, December 1, March 1, and June 1, with the first such Period beginning when the Committee determines it should begin.

Participation	An eligible Employee may become a “Participant” for a Payroll Deduction Period by completing an authorization notice and delivering it to the Committee through the Company’s Human Resources professionals within a reasonable period of time before the first day of such Payroll Deduction Period. All Participants receiving options under the ESPP will have the same rights and privileges.

Method	A Participant may contribute to the ESPP solely through payroll deductions as follows:
of Payment

The Participant must elect on an authorization notice or other required documentation to have deductions made from his Compensation for each payroll period during the Payroll Deduction Period at or above a minimum percentage and under terms the Committee determines. Payroll deductions will be at a rate from 1% to 10% of Compensation. Compensation under the Plan means an Employee’s regular compensation, including overtime, shift premiums, bonuses, and commissions (but expressly excluding income from stock options or other noncash compensation), from the Company or an Eligible Subsidiary paid during a Payroll Deduction Period.

All payroll deductions will be credited to the Participant’s account under the ESPP. No interest will accrue on the account.

Payroll deductions will begin on the first payday coinciding with or following the first day of each Payroll Deduction Period and will end with the last payday preceding or coinciding with the end of that Payroll Deduction Period, unless the Participant sooner withdraws as authorized under Withdrawals below.

A Participant may not alter the rate of payroll deductions during the Payroll Deduction Period.

The Company may use the consideration it receives for general corporate purposes.

Granting of Options	On the first day of each Payroll Deduction Period, a Participant will receive options to purchase a number of shares of Common Stock with funds withheld from his or her Compensation. Such number of shares will be determined at the end of the Payroll Deduction Period according to the following procedure:

Step 1 — Determine the amount the Company withheld from Compensation since the beginning of the Payroll Deduction Period;

Step 2 — Determine the “Purchase Price” to be the Fair Market Value, provided that, before a Payroll Deduction Period begins, the Committee can decrease the price to an amount that represents at least 85% of the lower of the Fair Market Value of a share of Common Stock on the first day of the Payroll Deduction Period and the last day of the Payroll Deduction Period; and

Step 3 — Divide the amount determined in Step 1 by the amount determined in Step 2.

Any amounts in Step 3 not used to purchase whole shares will be carried forward to the next Payment Deduction Period, unless the Committee decides instead to have such amounts refunded to the Participant.

Fair Market Value	The Fair Market Value of a share of Common Stock for purposes of the Plan as of each date described in Step 2 will be determined as follows:

while the Common Stock trades on a national securities exchange, the average of the high and low market prices as reported on NASDAQ National Market System on a given trading day;

if the Common Stock does not trade on any such exchange, the closing sale price as reported by the National Association of Securities Dealers, Inc. Automated Quotation System (“Nasdaq”) for such date;

if no such closing sale price information is available, the average of the closing bid and asked prices that Nasdaq reports for such date;

if there are no such closing bid and asked prices, the average of the closing bid and asked prices as reported by any other commercial service for such date; or

if the Company has no publicly-traded stock, the Committee will determine the Fair Market Value for purposes of the Plan using any measure of value it determines in good faith to be appropriate;

For any date described in Step 2, the Fair Market Value of a share of Common Stock for such date will be determined by using the pricing method described above for the immediately preceding trading day. The Committee can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of changes in exchange or market procedures.

The Committee has sole discretion to determine the Fair Market Value for purposes of this Plan, and all participation is conditioned on the Participant’s agreement that the Committee’s determination is conclusive and binding even though others might make a different and also reasonable determination.

No Participant can receive options:

if, immediately after the grant, that Participant would own shares, or hold outstanding options to purchase shares, or both, possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or any Subsidiaries (as defined below); or

that permit the Participant to purchase shares under all employee stock purchase plans of the Company and any Subsidiary with a Fair Market Value (determined at the time the options are granted) that exceeds $25,000 in any calendar year.

Exercise of Option	Unless a Participant effects a timely withdrawal under the Withdrawal paragraph below, his option for the purchase of shares of Common Stock during a Payroll Deduction Period will be automatically exercised as of the last day of the Payroll Deduction Period for the purchase of the maximum number of shares (including, if the Committee so provides, fractional shares) that the sum of the payroll deductions credited to the Participant’s account during such Payroll Deduction Period can purchase under the formula specified in Granting of Options.

Delivery of Common	As soon as administratively feasible after the options are used to purchase Common Stock, the Company will credit to each Participant or, in the alternative, to an agent or custodian that the

Stock	Committee designates, the shares of Common Stock the Participant purchased upon the exercise of the option. If delivered to an agent or custodian, the agent or custodian may hold the shares in nominee name and may commingle shares held in its custody in a single account or stock certificate without identification as to individual Participants. The Committee may require that the specified agent or custodian hold the shares of Common Stock for a minimum period of time after receipt (including through and beyond the Participant’s active employment) and reinvest any dividends received in additional shares of Common Stock. Unless the Committee determines otherwise, Participants who are holding shares and any persons to whom they transfer part or all of their shares other than by sale must retain those shares with a Company specified broker or agent until the second anniversary of the first day of the Payroll Deduction Period in which they bought the shares (or, if priced on the last day of the Payroll Deduction Period, the second anniversary of that date). Unless the Committee determines otherwise, a Participant may sell the shares despite the foregoing restriction but may not transfer them to another broker until the foregoing two year period (the “Account Restriction Period”) ends. The Committee may, in its discretion, establish a program for cashless sales of Common Stock received under the ESPP.

Subsequent Offerings	A Participant will be deemed to have elected to participate in each subsequent Payroll Deduction Period following his initial election to participate in the ESPP, unless the Participant files a written withdrawal notice with the Human Resources Department at corporate headquarters (or such other recipient as the Department designates) at least 10 days before the beginning of the Payroll Deduction Period as of which the Participant desires to withdraw from the ESPP.

Withdrawal from the Plan	A Participant may withdraw all, but not less than all, payroll deductions credited to his account for a Payroll Deduction Period before the end of such Payroll Deduction Period by delivering a written notice to the Human Resources Department or its designee on behalf of the Committee at least 40 days before the end of such Payroll Deduction Period (or by such other deadline as the Committee determines). A Participant who for any reason, including retirement, termination of employment, or death, ceases to be an Employee before the last day of any Payroll Deduction Period will be deemed to have withdrawn from the ESPP as of the date of such cessation, unless the Committee establishes other procedures.

When a Participant withdraws from the ESPP, his or her outstanding options under the ESPP will immediately terminate.

Unless the Committee determines otherwise, if a Participant withdraws from the ESPP for any reason, the Company will pay to the Participant all payroll deductions credited to his account or, in the event of death, to the persons designated as provided in Designation of Beneficiary, as soon as administratively feasible after the date of such withdrawal and no further deductions will be made from the Participant’s Compensation.

A Participant who has elected to withdraw from the ESPP may resume participation in the same manner and under the same rules as any Employee making an initial election to participate in the ESPP (i.e., he may elect to participate in the next following Payroll Deduction Period so long as he or she files the authorization form by the deadline for that Payroll Deduction Period).

Stock Subject To Plan	The shares of Common Stock that the Company will sell to Participants under the ESPP will be shares of authorized but unissued Common Stock, shares held as treasury stock, and shares purchased on the market. The maximum number of shares made available for sale under the ESPP will be 3,000,000 (increasing beginning December 31, 2004 and on each succeeding December 31 by the lesser of 750,000 shares of Common Stock or 1% of the total outstanding Common Stock on such date) (with each such number subject to the provisions in Adjustments upon Changes in Capital Stock below). If the total number of shares for which options are to be exercised in a Payroll Deduction Period exceeds the number of shares then available under the ESPP, the Company will make, so far as is practicable, a pro rata allocation of the shares available and will, within 30 days following the end of that Payroll Deduction Period, refund any additional payroll deductions to the applicable Participants.

A Participant will have no interest in shares covered by his participation until the last day of the applicable Payroll Deduction Period.

After the end of the Account Restriction Period, shares that a Participant purchases under the ESPP will be registered in the name of the Participant or, at the Participant’s election, in street name or will otherwise be recognized as owned by the Participant on the Company’s stock ledger.

Adjustments Upon Changes in Capital Stock	Subject to any required action by the Company (which it will promptly take) or its stockholders, and subject to the provisions of applicable corporate law, if, during a Payroll Deduction Period, the outstanding shares of Common Stock increase or decrease or change into or are exchanged for a different number or kind of security because of any recapitalization, reclassification, stock split, reverse stock split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or some other increase or decrease in such Common Stock occurs without the Company’s receiving consideration (excluding, unless the Committee determines otherwise, stock repurchases),

the Committee must make a proportionate and appropriate adjustment in the number of shares of Common Stock underlying the options, so that the proportionate interest of the Participant immediately following such event will, to the extent practicable, be the same as immediately before such event. Any such adjustment to the options will not change the total price with respect to shares of Common Stock underlying the Participant’s election but will include a corresponding proportionate adjustment in the price of the Common Stock, to the extent consistent with Section 424 of the Code.

The Board or the Committee may take any actions described in the Adjustments upon Changes in Capital Stock section without any requirement to seek optionee consent.

The Committee will make a commensurate change to the maximum number and kind of shares provided in the Stock Subject to Plan section.

Any issue by the Company of any class of preferred stock, or securities convertible into shares of common or preferred stock of any class, will not affect, and no adjustment by reason thereof will be made with respect to, the number of shares of Common Stock subject to any options or the price to be paid for stock except as this Adjustments section specifically provides. The grant of an option under the Plan will not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or to consolidate, or to dissolve, liquidate, sell, or transfer all or any part of its business or assets.

Substantial Corporate Change	Upon a Substantial Corporate Change, the Plan and the offering will terminate and all accumulated funds will be distributed as though the Participants had elected to withdraw unless provision is made in writing in connection with such transaction for the assumption or continuation of outstanding elections, or

the substitution for such options or grants of any options covering the stock or securities of a successor employer corporation, or a parent or subsidiary of such successor, with appropriate adjustments as to the number and kind of shares of stock and prices, in which event the options will continue in the manner and under the terms so provided.

A Substantial Corporate Change means the

sale of all or substantially all of the assets of the Company to one or more individuals, entities, or groups (other than an “Excluded Owner” as defined below),

complete or substantially complete dissolution or liquidation of the Company;

a person, entity, or group (other than an Excluded Owner) acquires or attains ownership of 80% of the undiluted total voting power of the Company’s then-outstanding securities eligible to vote to elect members of the Board (“Company Voting Securities”);

completion of a merger, consolidation or reorganization of the Company with or into any other entity (other than an Excluded Owner) unless the holders of the Company Voting Securities outstanding immediately before such completion, together with any trustee or other fiduciary holding securities under a Company benefit plan, hold securities that represent immediately after such merger or consolidation more than 20% of the combined voting power of the then outstanding voting securities of either the Company or the other surviving entity or its ultimate parent, or any other transaction (including a merger or reorganization in which the Company survives) approved by the Board that results in any person or entity (other than an Excluded Owner) owning 100% of Company Voting Securities.

An “Excluded Owner” consists of the Company, any Company Subsidiary, any Company benefit plan, or any underwriter temporarily holding securities for an offering of such securities.

Designation of Beneficiary	A Participant may file with the Committee a written designation of a beneficiary who is to receive any payroll deductions credited to the Participant’s account under the ESPP or any shares of Common Stock owed to the Participant under the ESPP if the Participant dies. A Participant may change a beneficiary at any time by filing a notice in writing with the Human Resources professionals on behalf of the Committee.

Upon the death of a Participant and upon receipt by the Committee of proof of the identity and existence of the Participant’s designated beneficiary, the Company will deliver such cash or shares, or both, to the beneficiary. If a Participant dies and is not survived by a beneficiary that the Participant designated in accordance with the immediate preceding paragraph, the Company will deliver such cash or shares, or both, to the personal representative of the estate of the deceased Participant. If, to the knowledge of the Committee, no personal representative has been appointed within 90 days following the date of the Participant’s death, the Committee, in its discretion, may direct the Company to deliver such cash or shares, or both, to the surviving spouse of the deceased Participant, or to any one or more dependents or relatives of the deceased Participant, or if no spouse, dependent, or relative is known to the Committee, then to such other person as the Committee may designate.

No designated beneficiary may acquire any interest in such cash or shares before the death of the Participant.

Subsidiary Employees	Employees of Eligible Subsidiaries will be entitled to participate in the ESPP, except as the Committee otherwise designates.

Eligible Subsidiary means each of the Company’s Subsidiaries, except as the Board or Committee otherwise specifies. Subsidiary means any corporation (other than the Company) in an unbroken chain of corporations including the Company if, at the time an option is granted to a Participant under the ESPP, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. Subsidiary includes any single member limited liability company with its corporate member in the foregoing chain.

Transfers, Assignments, and Pledges	A Participant may not assign, pledge, or otherwise dispose of payroll deductions credited to the Participant’s account or any rights to exercise an option or to receive shares of Common Stock under the ESPP other than by will or the laws of descent and distribution or under a qualified domestic relations order, as defined in the Employee Retirement Income Security Act. Any other attempted assignment, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw under the Withdrawal section.

Amendment or Termination of Plan	The Board of Directors of the Company or the Committee may at any time terminate or amend the ESPP, whether during or at the end of any Payroll Deduction Period, without the consent of any Participant. Any amendment of the ESPP that (i) materially increases the benefits to Participants, (ii) materially increases the number of securities that may be issued under the ESPP, or (iii) materially modifies the eligibility requirements for participation in the ESPP must be approved by the shareholders of the Company to take effect. The Company will refund to each Participant the amount of payroll deductions credited to his account as of the date of termination as soon as administratively feasible following the effective date of the termination.

Effect on Other Plans	Whether exercising or receiving an option causes the Participant to accrue or receive additional benefits under any pension or other plan is governed solely by the terms of such other plan.

Notices	All notices or other communications by a Participant to the Committee or the Company will be considered to have been duly given when the Human Resources Department or local Human Resources professionals of the Company receive them or when any other person or entity the Company designates receives the notice or other communication in the form the Company specifies.

General Assets	Any amounts the Company invests or otherwise sets aside or segregates to satisfy its obligations under this ESPP will be solely the Company’s property (except as otherwise required by Federal or state wage laws), and the optionee’s claim against the Company under the ESPP, if any, will be only as a general creditor. The optionee will have no right, title, or interest whatever in or to any investments that the Company may make to aid it in meeting its obligations under the ESPP. Nothing contained in the ESPP, and no action taken under its provisions, will create or be construed to create an implied or constructive trust of any kind or a fiduciary relationship between the Company and any Employee, Participant, former Employee, former Participant, or any beneficiary.

Privileges of Stock Ownership	No Participant and no beneficiary or other person claiming under or through such Participant will have any right, title, or interest in or to any shares of Common Stock allocated or reserved under the Plan except as to such shares of Common Stock, if any, that have been issued to such Participant.

Tax Withholding	To the extent that a Participant realizes ordinary income or wages for employment tax purposes in connection with a sale or other transfer of any shares of Common Stock purchased under the Plan or the crediting of interest to an account, the Company may withhold amounts needed to cover such taxes from any payments otherwise due to the Participant. Any Participant who sells or otherwise transfers shares purchased under the Plan within two years after the beginning of the Payroll Deduction Period in which he purchased the shares must, within 30 days of such transfer, notify the Company’s Payroll Department in writing of such transfer. Each Participant, as a condition of participation, agrees that the Company may treat the purchase of shares and/or their disposition as taxable events requiring the withholding or other collection of income and employment taxes and further agrees to pay any such taxes for which the Company cannot reasonably withhold.

Limitations on Liability	Notwithstanding any other provisions of the ESPP, no individual acting as a director, employee, or agent of the Company shall be liable to any Employee, Participant, former Employee, former Participant, or any spouse or beneficiary for any claim, loss, liability, or expense incurred in connection with the ESPP, nor shall such individual be personally liable because of any contract or other instrument he executes in such other capacity. The Company will indemnify and hold harmless each director, employee, or agent of the Company to whom any duty or power relating to the administration or interpretation of the ESPP has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning this ESPP unless arising out of such person’s own fraud or bad faith.

No Employment Contract	Nothing contained in this Plan constitutes an employment contract between the Company or an Eligible Subsidiary and any Employee. The ESPP does not give an Employee any right to be retained in the Company’s employ, nor does it enlarge or diminish the Company’s right to terminate the Employee’s employment.

Duration of ESPP	Unless the Company’s Board extends the Plan’s term, no Payroll Deduction Period will end after May 31, 2014.

Applicable Law	The laws of the State of Delaware (other than its choice of law provisions) govern the ESPP and its interpretation.

Legal Compliance	The Company will not issue any shares of Common Stock under the Plan until the issuance satisfies all applicable requirements imposed by Federal and state securities and other laws, rules, and regulations, and by any applicable regulatory agencies or stock exchanges. To that end, the Company may require the optionee to take any reasonable action to comply with such requirements before issuing such shares. No provision in the Plan or action taken under it authorizes any action that Federal or state laws otherwise prohibit.

The Plan is intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, (“Securities Act”) and the Securities Exchange Act of 1934, as amended, and all regulations and rules the Securities and Exchange Commission issues under those laws, including specifically Rule 16b-3. Notwithstanding anything in the Plan to the contrary, the Committee and the Board must administer the Plan, and Participants may purchase Common Stock, only in a way that conforms to such laws, rules, and regulations. To the extent applicable law permits, the Plan and any offers will be deemed amended to the extent necessary to conform to such laws, rules, and regulations.

Approval of Stockholders	The ESPP must be submitted to the shareholders of the Company for their approval within 12 months after the Board adopts the ESPP. The adoption of the ESPP is conditioned upon the approval of the shareholders of the Company, and failure to receive their approval will render the ESPP and any outstanding options thereunder void and of no effect.

DETACH HERE

PROXY

MANUGISTICS GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
MANUGISTICS GROUP, INC. FOR
THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 22, 2004

     The undersigned, hereby revoking any contrary proxies previously given relating to these shares, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement in connection with the 2004 Annual Meeting of Shareholders of Manugistics Group, Inc. (the “Annual Meeting”) to be held on Thursday, July 22, 2004 at 9:00 A.M. E.D.T. at the Marriott Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland 20878, and hereby appoints Gregory J. Owens and Raghavan Rajaji, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with full power of substitution to each, to vote all shares of the Common Stock of MANUGISTICS GROUP, INC. registered in the name provided herein which the undersigned is entitled to vote at the Annual Meeting, and at any adjournment(s) or postponement(s) thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them hereby is, instructed to vote or act as follows on the reverse side hereof on the proposals set forth in said Proxy Statement. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.

SEE REVERSE	CONTINUED AND TO BE COMPLETED, SIGNED AND DATED	SEE REVERSE
SIDE	ON REVERSE SIDE	SIDE

MANUGISTICS GROUP, INC.

C/0 EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE

[X]	Please mark
votes as in
this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS.

This Proxy when executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR the election of the two (2) nominees for Class III Directors listed below and FOR proposals 2 and 3.

1.	Election of Class III Directors to serve for a three-year term.

Nominees: (01) William H. Janeway, and (02) William G. Nelson

FOR		WITHHELD
ALL		FROM ALL
NOMINEES	[ ]	NOMINEES	[ ]

[ ]

For all nominees except as noted above

2.	Approval of 2004 Employee Stock Purchase Plan of Manugistics Group, Inc.

FOR	[ ]	AGAINST	[ ]	ABSTAIN	[ ]

3.	Approval of the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending February 28, 2005.

FOR	[ ]	AGAINST	[ ]	ABSTAIN	[ ]

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [  ]

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature: Date: Signature: Date: